Filed pursuant to Rule 424(b)(7)
                                                          File Number 333-131092

     A filing fee of $5,845.33,  calculated  in accordance  with Rule 457(c) and
(r) based on the average high and low price for our common stock on the NYSE on June 14, 2006 ($36.91 per share), is due in connection with the securities offered from the registration statement (File No. 333-131092) by means of this Prospectus Supplement. Pursuant to Rule 457(p) under the Securities Act of 1933, a portion of the unutilized filing fees in the amount of $22,004.80 that we paid in connection with our prior Registration Statement No. 333-104882 which was filed on May 1, 2003 offsets the filing fee payable in connection with the securities offered by means of this Prospectus Supplement.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 18, 2006)

                                1,480,066 Shares

                        CBL & Associates Properties, Inc.
                                  Common Stock
                           (Par Value $.01 per Share)

     The selling stockholders listed on page S-19 of this Prospectus Supplement may offer and sell from time to time up to 1,480,066 shares of the common stock of CBL & Associates Properties, Inc. by using this Prospectus Supplement. Information about the selling stockholders and the times and manner in which they may offer and sell shares of our common stock using this Prospectus Supplement is described under the sections entitled "Selling Stockholders" and "Plan of Distribution" in this Prospectus Supplement.

     This Prospectus Supplement should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus, except to the extent that the information presented or incorporated by reference herein supersedes the information contained in the Prospectus. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.

     We will not receive any of the proceeds from the sale of these shares by the selling stockholders. We will pay all expenses associated with the registration of the shares of common stock offered by the selling stockholders pursuant to this Prospectus Supplement.

     Our common stock is listed on the New York Stock Exchange and traded under the symbol "CBL". The last reported sale price of our common stock on the New York Stock Exchange on June 12, 2006, was $37.29 per share.

     Investing in our common stock involves certain risks. See "Risk Factors" commencing on page S-7 of this Prospectus Supplement.

           ----------------------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

           ----------------------------------------------------------

     The date of this Prospectus Supplement is June 14, 2006.

     You should rely only on information contained in or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date of the respective documents.


     This document is in two parts. The first part is the Prospectus Supplement, which describes the specific terms of this offering. The second part is the accompanying Prospectus, which gives more general information, some of which may not apply to this offering.



           ----------------------------------------------------------

                                TABLE OF CONTENTS


                                                                                                                             Page
                                                        Prospectus Supplement                                                ----

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................................................................   S-3
CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING INFORMATION..............................................................   S-4
PROSPECTUS SUMMARY........................................................................................................   S-5
RISK FACTORS..............................................................................................................   S-7
USE OF PROCEEDS...........................................................................................................   S-17
SELLING STOCKHOLDERS......................................................................................................   S-18
PLAN OF DISTRIBUTION......................................................................................................   S-19
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS............................................................................   S-21
LEGAL MATTERS.............................................................................................................   S-21
EXPERTS...................................................................................................................   S-21
INDEMNIFICATION...........................................................................................................   S-21

                                                             Prospectus

ABOUT THIS PROSPECTUS.....................................................................................................     4
WHERE TO FIND MORE INFORMATION............................................................................................     4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................................................................     4
CBL & ASSOCIATES PROPERTIES, INC..........................................................................................     5
USE OF PROCEEDS...........................................................................................................     5
DESCRIPTION OF CAPITAL STOCK..............................................................................................     6
DESCRIPTION OF DEPOSITARY SHARES..........................................................................................    10
DESCRIPTION OF COMMON STOCK WARRANTS......................................................................................    10
DESCRIPTION OF UNITS......................................................................................................    10
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS............................................................................    10
EXPERTS...................................................................................................................    21
LEGAL MATTERS.............................................................................................................    22

           ----------------------------------------------------------

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC's rules allow us to incorporate by reference information into this Prospectus Supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this Prospectus Supplement from the date we file that document.

We have filed the documents listed below with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and they are incorporated herein by reference:

(i) Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(ii) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006;

(iii) Current Reports on Form 8-K filed on May 24, 2006 and June 14, 2006;

(iv) the description of our common stock contained in our Registration Statement on Form 8-A dated October 25, 1993;

(v) the description of our series B preferred stock contained in our Registration Statement on Form 8-A dated June 11, 2002;

(vi) the description of the Depositary Shares, each representing 1/10th of a share of our series C preferred stock contained in our Registration Statement on Form 8-A, filed on August 21, 2003; and

(vii) the description of the Depositary Shares, each representing 1/10th of a share of our series D preferred stock contained in our Registration Statement on Form 8-A, filed on December 10, 2004.

     Any document which we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus Supplement and prior to termination of this offering of securities (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) will be deemed to be incorporated by reference into, and to be part of, this Prospectus Supplement from the date of filing of each such document.

     Any statement contained in this Prospectus Supplement or in a document incorporated or deemed to be incorporated by reference into this Prospectus Supplement will, to the extent applicable, be deemed to be modified, superseded or replaced by later statements included in supplements or amendments to this Prospectus Supplement or in subsequently filed documents which are in, or deemed to be incorporated by reference in, this Prospectus Supplement.

     We will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all documents incorporated by reference herein (other than exhibits to those documents, unless such exhibits are specifically incorporated by reference into such documents). Such requests should be addressed to our Director of Investor Relations, CBL Center, 2030

Hamilton Place Blvd., Suite 500, Chattanooga, Tennessee 37421-6000 (telephone number (423) 855-0001).

                        CAUTIONARY STATEMENTS CONCERNING
                           FORWARD-LOOKING INFORMATION

     This Prospectus Supplement and the accompanying Prospectus, as well as those documents incorporated by reference herein, may include certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally
identifiable   by  use  of  the  words  "may,"   "will,"   "should,"   "expect,"
"anticipate," "seek," "estimate," "believe," "plan," "intend," "predict," "project," or the negative of these words, or other similar words or terms. The expectations reflected in any forward-looking statements made by us are based on our estimates, projections, beliefs and assumptions at the time of the statements and are not guarantees of future performance. We can give no assurance that these expectations will be attained, and it is possible that actual results may differ materially from those indicated by any forward-looking statements due to a variety of risks and uncertainties.

     Such risks and uncertainties include, but are not limited to, changes in economic conditions generally and the real estate market specifically, legislative/regulatory changes including changes to laws governing the taxation of real estate investment trusts, which we call "REITs," our capital requirements and the availability and costs of debt and equity capital, interest rate fluctuations, competition from other companies and retail formats, supply and demand for properties in our current and proposed market areas, inability to consummate acquisition opportunities, accounting principles, policies and guidelines applicable to REITs, environmental risks, tenant bankruptcies or store closings, changes in the vacancy rate at our properties, shifts in customer demands, changes in retail rental rates in our markets, changes in operating expenses, including employee wages, benefits and training, and the other matters described under the heading "Risk Factors" below. All of these factors should be considered in evaluating any forward-looking statements included or incorporated by reference in this Prospectus Supplement.

     Given these uncertainties, prospective purchasers of our common stock are cautioned not to place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this Prospectus Supplement, whether as a result of new information, future events or otherwise. In light of the factors referred to above, the future events discussed in forward-looking statements included or incorporated by reference in this Prospectus Supplement may not occur and actual results, performance or achievements could differ materially from that anticipated or implied in the forward-looking statements.

                               PROSPECTUS SUMMARY

This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire Prospectus Supplement and the accompanying Prospectus carefully, including the matters discussed under the caption "Risk Factors" and the detailed information and financial statements included or incorporated by reference in this Prospectus Supplement. When used in this Prospectus Supplement, the terms "the Company," "we," "our" and "us," except as otherwise indicated or as the context otherwise indicates, refer to CBL & Associates Properties, Inc. and all entities owned or controlled by us. The term "you" refers to a prospective investor.

                                Company Overview

     We are a self-managed, self-administered, fully integrated real estate company. We own, operate market, manage, lease, expand, develop, redevelop, acquire and finance regional malls and community shopping centers. As of March 31, 2006 our shopping center properties were located in 27 states, but primarily in the southeastern and midwestern United States. We have elected to be taxed as a REIT for federal income tax purposes.

     We conduct substantially all of our business through CBL & Associates Limited Partnership, our "Operating Partnership." We are the 100% owner of two qualified REIT subsidiaries, CBL Holdings I, Inc. and CBL Holdings II, Inc. CBL Holdings I, Inc. is the sole general partner of the Operating Partnership. At March 31, 2006, CBL Holdings I, Inc. owned a 1.6% general partnership interest and CBL Holdings II, Inc. owned a 53.9% limited partnership interest in the Operating Partnership, for a combined interest held by us of 55.5%.

     As of March 31, 2006, we owned:

     |X| interests in a portfolio of operating properties including 77 enclosed regional malls and two open-air centers (the "Malls"), 30 associated centers (the "Associated Centers"), seven community centers (the "Community Centers") and our corporate office building (the "Office Building");

     |X| interests in two mall expansions, one open-air shopping center, two open-air shopping center expansions, two associated centers and three community centers that are currently under construction (the "Construction Properties"), as well as options to acquire certain shopping center development sites; and

     |X| mortgages on eight properties that are secured by first mortgages or wrap-around mortgages on the underlying real estate and related improvements (the "Mortgages").

     The Malls, Associated Centers, Community Centers, Construction Properties, Mortgages and Office Building are collectively referred to as the "Properties" and individually as a "Property."

     We conduct our property management and development activities through CBL & Associates Management, Inc. (the "Management Company") to comply with certain technical requirements of the Internal Revenue Code of 1986, as amended.

     As of March 31, 2006, the Management Company managed all but five of the Properties. Governor's Square and Governor's Plaza in Clarksville, TN, and

Kentucky Oaks Mall, in Paducah, KY are all owned by joint ventures and are managed by a property manager that is affiliated with the third party managing general partner, which receives a fee for its services. The managing partner of each of these Properties controls the cash flow distributions, although our approval is required for certain major decisions. Springdale Center in Mobile, AL and Wilkes-Barre Township Marketplace in Wilkes-Barre Township, PA, were managed by a third party that received a fee for its services prior to the sale of these properties in May 2006.

     We were organized on July 13, 1993 as a Delaware corporation to acquire substantially all of the real estate properties owned by our predecessor company, CBL & Associates, Inc., and its affiliates. Our principal executive offices are located at CBL Center, 2030 Hamilton Place Blvd., Suite 500, Chattanooga, Tennessee 37421-6000, and our telephone number is (423) 855-0001. Our Web site can be found at www.cblproperties.com. The information contained in our Web site is not part of this Prospectus Supplement.

                                  The Offering

Common Stock        1,480,066  shares  of common  stock,  which we issued to the
Offered by the      selling stockholders in exchange for common units of limited
Selling             partnership  interest  in  our  Operating  Partnership.  See
Stockholders        "Selling Stockholders" and "Plan of Distribution."

Use of Proceeds     We will not receive any proceeds  from the sale of shares by the selling stockholders. See "Use of Proceeds."

Market Infor-       New York Stock  Exchange  (NYSE)  Symbol:  CBL.  On June 12,
mation for the      2006,  the last  reported  sale price of our common stock on
Common Stock        the NYSE was $37.29 per share.

Risk Factors        Before  investing in our common stock,  you should carefully read and  consider  the  information  set forth in the "Risk
                    Factors" section of this Prospectus Supplement, beginning on page S-7.

Plan of             The shares may be offered  and sold from time to time in one
Distribution        or more transactions,  in private or public transactions, on the NYSE, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration or by any other legally available means. Sales may be made directly or through brokers, dealers, agents or underwriters who may be compensated for their role in such transactions.

                    Any or all of the shares may be sold from time to time. Since each selling stockholder may ultimately sell all, a portion or none of the shares of common stock offered by means of this Prospectus Supplement from time to time after the date hereof, we cannot determine how many shares each selling stockholder will sell or how many shares each may retain upon completion of this offering. See "Plan of Distribution."

                                  RISK FACTORS

     Before you consider investing in our common stock, you should be aware that there are risks in making this investment. You should carefully consider these risk factors, together with all of the information included or incorporated by reference in this Prospectus Supplement, before you decide to invest in our common stock.


RISKS RELATED TO REAL ESTATE INVESTMENTS

Real property investments are subject to various risks, many of which are beyond our control, that could cause declines in the operating revenues and/or the underlying value of one or more of our Properties.

     A number of factors may decrease the income generated by a retail shopping center property, including:

     |X|  National,   regional  and  local  economic  climates,   which  may  be
          negatively impacted by plant closings, industry slowdowns, adverse weather conditions, natural disasters, and other factors which tend to reduce consumer spending on retail goods.

     |X| Local real estate conditions, such as an oversupply of, or reduction in demand for, retail space or retail goods, and the availability and creditworthiness of current and prospective tenants.

     |X| Increased operating costs, such as increases in real property taxes, utility rates and insurance premiums.

     |X| Perceptions by retailers or shoppers of the safety, convenience and attractiveness of the shopping center.

     |X| The willingness and ability of the shopping center's owner to provide capable management and maintenance services.

     |X| The convenience and quality of competing retail properties and other retailing options, such as the Internet.

     In addition, other factors may adversely affect the value of our Properties without affecting their current revenues, including:

     |X| Adverse changes in governmental regulations, such as local zoning and land use laws, environmental regulations or local tax structures that could inhibit our ability to proceed with development, expansion, or renovation activities that otherwise would be beneficial to our Properties.

     |X| Potential environmental or other legal liabilities that reduce the amount of funds available to us for investment in our Properties.

     |X| Any inability to obtain sufficient financing (including both construction financing and permanent debt), or the inability to obtain such financing on commercially favorable terms, to fund new developments, acquisitions, and property expansions and renovations which otherwise would benefit our Properties.

     |X| An environment of rising interest rates, which could negatively impact both the value of commercial real estate such as retail shopping centers and the overall retail climate.

The loss of one or more significant tenants, due to bankruptcies or as a result of ongoing consolidations in the retail industry, could adversely affect both the operating revenues and value of our Properties.

     Regional malls are typically anchored by well-known department stores and other significant tenants who generate shopping traffic at the mall. A decision by an anchor tenant or other significant tenant to cease operations at one or more Properties could have a material adverse effect on those Properties and, by extension, on our financial condition and results of operations. The closing of an anchor or other significant tenant may allow other anchors and/or tenants at an affected Property to terminate their leases, to seek rent relief and/or cease operating their stores or otherwise adversely affect occupancy at the Property. In addition, key tenants at one or more Properties might terminate their leases as a result of mergers, acquisitions, consolidations, dispositions or bankruptcies in the retail industry. The bankruptcy and/or closure of one or more significant tenants, if we are not able to successfully re-tenant the affected space, could have a material adverse effect on both the operating revenues and underlying value of the Properties involved.

We may incur significant costs related to compliance with environmental laws, which could have a material adverse effect on our results of operations, cash flow and the funds available to us to pay dividends.

     Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in that real property. These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. The costs of investigation, removal or remediation of hazardous or toxic substances may be substantial. In addition, the presence of hazardous or toxic substances, or the failure to remedy environmental hazards properly, may adversely affect the owner's or operator's ability to sell or rent affected real property or to borrow money using affected real property as collateral.

     Persons or entities that arrange for the disposal or treatment of hazardous or toxic substances may also be liable for the costs of removal or remediation of hazardous or toxic substances at the disposal or treatment facility, whether or not that facility is owned or operated by the person or entity arranging for the disposal or treatment of hazardous or toxic substances. Laws exist that impose liability for release of asbestos-containing materials into the air, and third parties may seek recovery from owners or operators of real property for personal injury associated with exposure to asbestos-containing materials. In connection with our ownership, operation, management, development and redevelopment of our Properties, or any other

Properties we acquire in the future, we may be potentially liable under these laws and may incur costs in responding to these liabilities, which could have an adverse effect on our results of operations, cash flow and the funds available to us to pay dividends.


RISKS RELATED TO OUR BUSINESS AND THE MARKET FOR OUR STOCK

We may elect not to proceed with certain development projects once they have been undertaken, resulting in charges that could have a material adverse effect on our results of operations for the period in which the charge is taken.

     We intend to pursue development and expansion activities as opportunities arise. In connection with any development or expansion, we will incur various risks including the risk that development or expansion opportunities explored by us may be abandoned and the risk that construction costs of a project may exceed original estimates, possibly making the project not profitable. Other risks include the risk that we may not be able to refinance construction loans which are generally with full recourse to us, the risk that occupancy rates and rents at a completed project will not meet projections and will be insufficient to make the project profitable, and the risk that we will not be able to obtain anchor, mortgage lender and property partner approvals for certain expansion activities. In the event of an unsuccessful development project, our loss could exceed our investment in the project.

     We have in the past elected not to proceed with certain development projects and anticipate that we will do so again from time to time in the future. If we elect not to proceed with a development opportunity, the development costs ordinarily will be charged against income for the then-current period. Any such charge could have a material adverse effect on our results of operations for the period in which the charge is taken.

Competition from other retail formats could adversely affect the revenues generated by our properties, resulting in a reduction in funds available for distribution to our stockholders.

     There are numerous shopping facilities that compete with our Properties in attracting retailers to lease space. In addition, retailers at our Properties face competition for customers from:

     |X|  Discount shopping centers

     |X|  Outlet malls

     |X|  Wholesale clubs

     |X|  Direct mail

     |X|  Telemarketing

     |X|  Television shopping networks

     |X|  Shopping via the Internet

     Each of these competitive factors could adversely affect the amount of rents that we are able to collect from our tenants, thereby reducing our revenues and the funds available for distribution to our stockholders.

Since our shopping center properties are located principally in the Southeastern and Midwestern United States, our financial position, results of operations and funds available for distribution to shareholders are subject generally to economic conditions in these regions.

     Our properties are located principally in the southeastern and midwestern Unites States. Our properties located in the southeastern United States accounted for approximately 51.7% of our total revenues from all properties for the three months ended March 31, 2006 and currently include 40 Malls, 20 Associated Centers, five Community Centers and one Office Building. Our properties located in the midwestern United States accounted for approximately 23.8% of our total revenues from all properties for the three months March 31, 2006 and currently include 20 Malls and three Associated Centers. Our results of operations and funds available for distribution to shareholders therefore will be subject generally to economic conditions in the southeastern and midwestern United States. We will continue to look for opportunities to geographically diversify our portfolio in order to minimize dependency on any particular region; however, the expansion of the portfolio through both acquisitions and developments is contingent on many factors including consumer demand, competition and economic conditions.

Certain of our shopping center properties are subject to ownership interests held by third parties, whose interests may conflict with ours and thereby constrain us from taking actions concerning these properties which otherwise would be in the best interests of the Company and our stockholders.

     As of March 31, 2006, we owned partial interests in eight malls, six associated centers, three community centers and one office building. We manage all of these properties except for Governor's Square, Governor's Plaza and Kentucky Oaks. A property manager affiliated with the managing general partner performs the property management services for these properties and receives a fee for its services. The managing partner of each of these three Properties controls the cash flow distributions, although our approval is required for certain major decisions. Springdale Center in Mobile, AL and Wilkes-Barre Township Marketplace in Wilkes-Barre Township, PA, are managed by a third party that receives a fee for its services. Springdale Center and Wilkes-Barre Township Marketplace were sold in May 2006.

     Where we serve as managing general partner of the partnerships that own our properties, we may have certain fiduciary responsibilities to the other partners in those partnerships. In certain cases, the approval or consent of the other partners is required before we may sell, finance, expand or make other significant changes in the operations of such properties. To the extent such approvals or consents are required, we may experience difficulty in, or may be prevented from, implementing our plans with respect to expansion, development, financing or other similar transactions with respect to such properties.

     With respect to Governor's Square, Governor's Plaza and Kentucky Oaks we do not have day-to-day operational control or control over certain major decisions, including the timing and amount of distributions, which could result in decisions by the managing general partner that do not fully reflect our interests. This includes decisions relating to the requirements that we must satisfy in order to maintain our status as a REIT for tax purposes. However, decisions relating to sales, expansion and disposition of all or substantially all of the assets and financings are subject to approval by the Operating Partnership.

Certain agreements with prior owners of Properties that we have acquired may inhibit our ability to enter into future sale or refinancing transactions affecting such Properties, which otherwise would be in the best interests of the Company and our stockholders.

     Certain Properties that we originally acquired from third parties had unrealized gain attributable to the difference between the fair market value of such Properties and the third parties' adjusted tax basis in the Properties immediately prior to their contribution of such Properties to the Operating
Partnership pursuant to our acquisition. For this reason, a taxable sale by us of any of such Properties, or a significant reduction in the debt encumbering such Properties, could result in adverse tax consequences to the third parties who contributed these properties in exchange for interests in the Operating Partnership. Under the terms of these transactions, we have generally agreed that we either will not sell or refinance such an acquired Property for a number of years in any transaction that would trigger adverse tax consequences for the parties from whom we acquired such Property, or else we will reimburse such parties for all or a portion of the additional taxes they are required to pay as a result of the transaction. Accordingly, these agreements may cause us not to engage in future sale or refinancing transactions affecting such Properties which otherwise would be in the best interests of the Company and our stockholders, or may increase the costs to us of engaging in such transactions.

The loss or bankruptcy of a major tenant could negatively affect our financial position and results of operations.

     In the three months ended March 31, 2006, no tenant accounted for 5% or more of revenues except for The Limited Stores Inc. (including Intimate Brands, Inc.), which accounted for approximately 5.2% of our total revenues. The loss or bankruptcy of this key tenant could negatively affect our financial position and results of operations.

Our financial position, results of operations and funds available for distribution to shareholders could be adversely affected by any economic downturn affecting the operating results at our properties in the Nashville, Tennessee area, which is our single largest market.

     Our properties located in Nashville, TN accounted for 5.3% of our revenues for the three months ended March 31, 2006. No other market accounted for more than 3.1% of our revenues for the three months ended March 31, 2006. Our financial position and results of operations will therefore be affected by the results experienced at properties located in the Nashville, TN area.

Rising interest rates could both increase our borrowing costs, thereby adversely affecting our cash flow and the amounts available for distributions to our stockholders, and decrease our stock price, if investors seek higher yields through other investments.

     An environment of rising interest rates could lead holders of our securities to seek higher yields through other investments, which could adversely affect the market price of our stock. One of the factors that may influence the price of our stock in public markets is the annual distribution rate we pay as compared with the yields on alternative investments. Numerous other factors, such as governmental regulatory action and tax laws, could have a significant impact on the future market price of our stock. In addition, increases in market interest rates could result in increased borrowing costs for us, which may adversely affect our cash flow and the amounts available for distributions to our stockholders.

Recent changes in the U.S. federal income tax treatment of corporate dividends may make our stock less attractive to investors, thereby lowering our stock price.

     The maximum U.S. federal income tax rate for dividends received by individual taxpayers recently was reduced generally from 38.6% to 15% (currently effective from January 1, 2003 through 2010). However, dividends payable by REITs are generally not eligible for such treatment. Although this legislation did not have a directly adverse effect on the taxation of REITs or dividends paid by REITs, the more favorable treatment for non-REIT dividends could cause individual investors to consider investments in non-REIT corporations as more attractive relative to an investment in a REIT, which could have an adverse impact on the market price of our stock.

Certain of our credit facilities, the loss of which could have a material, adverse impact on our financial condition and results of operations, are conditioned upon the Operating Partnership continuing to be managed by certain members of its current senior management and by such members of senior management continuing to own a significant direct or indirect equity interest in the Operating Partnership.

     Certain of the Operating Partnership's lines of credit are conditioned upon the Operating Partnership continuing to be managed by certain members of its current senior management and by such members of senior management continuing to own a significant direct or indirect equity interest in the Operating Partnership (including any shares of our common stock owned by such members of senior management may hold in us). If the failure of one or more of these conditions resulted in the loss of these credit facilities and we were unable to obtain suitable replacement financing, such loss could have a material, adverse impact on our financial position and results of operations.

Our insurance coverage may change in the future, and may not include coverage for acts of terrorism.

     The general liability and property casualty insurance policies on our Properties currently include loss resulting from acts of terrorism, whether foreign or domestic. The cost of general liability and property casualty insurance policies that include coverage for acts of terrorism has risen significantly post-September 11, 2001. The cost of coverage for acts of terrorism is currently mitigated by the Terrorism Risk Insurance Act ("TRIA"). If TRIA is not extended beyond its current expiration date of December 31, 2007, we may incur higher insurance costs and greater difficulty in obtaining insurance that covers terrorist-related damages. Our tenants may also experience similar difficulties. We are unable at this time to predict whether we will continue our policy coverage as currently structured when our policies are up for renewal on December 31, 2006.


RISKS RELATED TO FEDERAL INCOME TAX LAWS

If we fail to qualify as a REIT in any taxable year, our funds available for distribution to stockholders will be reduced.

     We intend to continue to operate so as to qualify as a REIT under the Internal Revenue Code. Although we believe that we are organized and operate in such a manner, no assurance can be given that we currently qualify and in the future will continue to qualify as a REIT. Such qualification involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify. In addition, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification or its corresponding federal income tax consequences.

     If in any taxable year we were to fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and we would be subject to federal income tax on our taxable income at regular corporate rates. Unless entitled to relief under certain statutory provisions, we also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the funds available for distribution to our stockholders would be reduced for each of the years involved. We currently intend to operate in a manner designed to qualify as a REIT. However, it is possible that future economic, market, legal, tax or other considerations may cause our board of directors, with the consent of a majority of our stockholders, to revoke the REIT election.

Any issuance or transfer of our capital stock to any person in excess of the applicable limits on ownership necessary to maintain our status as a REIT would be deemed void ab initio, and those shares would automatically be transferred to a non-affiliated charitable trust.

     To maintain our status as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year. Our certificate of incorporation generally prohibits ownership of more than 6% of the outstanding shares of our capital stock by any single stockholder determined by vote, value or number of shares (other than Charles Lebovitz, our Chief Executive Officer, David Jacobs, Richard Jacobs and their affiliates under the Internal Revenue Code's attribution rules). The affirmative vote of 66 (2)/3% of our outstanding voting stock is required to amend this provision.

     Our board of directors may, subject to certain conditions, waive the applicable ownership limit upon receipt of a ruling from the IRS or an opinion of counsel to the effect that such ownership will not jeopardize our status as a REIT. Absent any such waiver, however, any issuance or transfer of our capital stock to any person in excess of the applicable ownership limit or any issuance or transfer of shares of such stock which would cause us to be beneficially owned  by  fewer  than 100  persons,  will be null  and  void  and the  intended transferee will acquire no rights to the stock. Instead, such issuance or transfer with respect to that number of shares that would be owned by the transferee in excess of the ownership limit provision would be deemed void ab initio and those shares would automatically be transferred to a trust for the exclusive benefit of a charitable beneficiary to be designated by us, with a trustee designated by us, but who would not be affiliated with us or with the prohibited owner. Any acquisition of our capital stock and continued holding or ownership of our capital stock constitutes, under our certificate of incorporation, a continuous representation of compliance with the applicable ownership limit.

In order to maintain our status as a REIT and avoid the imposition of certain additional taxes under the Internal Revenue Code, we must satisfy minimum requirements for distributions to shareholders, which may limit the amount of cash we might otherwise have been able to retain for use in growing our business.

     To maintain our status as a REIT under the Internal Revenue Code, we generally will be required each year to distribute to our stockholders at least 90% of our taxable income after certain adjustments. However, to the extent that we do not distribute all of our net capital gain or distribute at least 90% but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at ordinary and capital gains corporate tax rates, as the case may be. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by us during each calendar year are less than the sum of 85% of our ordinary income for such calendar year, 95% of our capital gain net income for the calendar year and any amount of such income that was not distributed in prior years. In the case of property acquisitions, including our initial formation, where individual properties are contributed to our Operating Partnership for Operating Partnership units, we have assumed the tax basis and depreciation schedules of the entities' contributing properties. The relatively low tax basis of such contributed properties may have the effect of increasing the cash amounts we are required to distribute as dividends, thereby potentially limiting the amount of cash we might otherwise have been able to retain for use in growing our business. This low tax basis may also have the effect of reducing or eliminating the portion of distributions made by us that are treated as a non-taxable return of capital.


RISKS RELATED TO OUR ORGANIZATIONAL STRUCTURE

The ownership limit described above, as well as certain provisions in our amended and restated certificate of incorporation and bylaws, our stockholder rights plan, and certain provisions of Delaware law may hinder any attempt to acquire us.

     Certain provisions of Delaware law, as well as of our amended and restated certificate of incorporation and bylaws, and agreements to which we are a party, may have the effect of delaying, deferring or preventing a third party from making an acquisition proposal for us and may inhibit a change in control that some, or a majority, of our stockholders might believe to be in their best interest or that could give our stockholders the opportunity to realize a premium over the then-prevailing market prices for their shares. These provisions and agreements may be summarized as follows:

     |X| THE OWNERSHIP LIMIT - As described above, to maintain our status as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year. Our certificate of incorporation generally prohibits ownership of more than 6% of the outstanding shares of our capital stock by any single stockholder determined by value (other than Charles Lebovitz, David Jacobs, Richard Jacobs and their affiliates under the Internal Revenue Code's attribution rules). In addition to preserving our status as a REIT, the ownership limit may have the effect of precluding an acquisition of control of us without the approval of our board of directors.

     |X| CLASSIFIED BOARD OF DIRECTORS; REMOVAL FOR CAUSE - Our certificate of incorporation provides for a board of directors divided into three classes, with one class elected each year to serve for a three-year term. As a result, at least two annual meetings of stockholders may be required for the stockholders to change a majority of our board of directors. In addition, our stockholders can only remove directors for cause and only by a vote of 75% of the outstanding voting stock. Collectively, these provisions make it more difficult to change the composition of our board of directors and may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts.

     |X| ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS - Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures generally require advance written notice of any such proposals, containing prescribed information, to be given to our Secretary at our principal executive offices not less than 60 days nor more than 90 days prior to the meeting.

     |X| VOTE REQUIRED TO AMEND BYLAWS - A vote of 66 (2)/3% of the outstanding voting stock is necessary to amend our bylaws.

     |X| STOCKHOLDER RIGHTS PLAN - We have a stockholder rights plan, which may delay, deter or prevent a change in control unless the acquirer negotiates with our board of directors and the board of directors approves the transaction. The rights plan generally would be triggered if an entity, group or person acquires (or announces a plan to acquire) 15% or more of our common stock. If such transaction is not approved by our board of directors, the effect of the stockholder rights plan would be to allow our stockholders to purchase shares of our common stock, or the common stock or other merger consideration paid by the acquiring entity, at an effective 50% discount.

     |X| DELAWARE ANTI-TAKEOVER STATUTE - We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a company's outstanding voting stock) from engaging in a "business combination" (as defined in
          Section 203) with us for three years following the date that person becomes an interested stockholder unless:

               (a) before that person became an interested holder, our board of directors approved the transaction in which the interested holder became an interested stockholder or approved the business combination;

               (b) upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

               (c) following the transaction in which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

          Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving us and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of directors then in office.

Certain ownership interests held by members of our senior management may tend to create conflicts of interest between such individuals and the interests of the Company and our Operating Partnership.

     |X| RETAINED PROPERTY INTERESTS - Members of our senior management own interests in certain real estate properties that were retained by them at the time of our initial public offering. These consist primarily of outparcels at certain of our properties, which are being offered for sale through our management company. As a result, these members of our senior management have interests that could conflict with the interests of the Company, our shareholders and the Operating Partnership with respect to any transaction involving these properties.

     |X| TAX CONSEQUENCES OF THE SALE OR REFINANCING OF CERTAIN PROPERTIES - Since certain of our properties had unrealized gain attributable to the difference between the fair market value and adjusted tax basis in such properties immediately prior to their contribution to the Operating Partnership, a taxable sale of any such properties, or a significant reduction in the debt encumbering such properties, could cause adverse tax consequences to the members of our senior management who owned interests in our predecessor entities. As a result, members of our senior management might not favor a sale of a property or a significant reduction in debt even though such a sale or reduction could be beneficial to us and the Operating Partnership. Our bylaws provide that any decision relating to the potential sale of any property that would result in a disproportionately higher taxable income for members of our senior management than for us and our stockholders, or that would result in a significant reduction in such property's debt, must be made by a majority of the independent directors of the board of directors. The Operating Partnership is required, in the case of such a sale, to distribute to its partners, at a minimum, all of the net cash proceeds from such sale up to an amount reasonably believed necessary to enable members of our senior management to pay any income tax liability arising from such sale.

     |X| INTERESTS IN OTHER ENTITIES; POLICIES OF THE BOARD OF DIRECTORS - Certain entities owned in whole or in part by members of our senior management, including the construction company that built or renovated most of our properties, may continue to perform services for, or transact business with, us and the Operating Partnership. Furthermore, certain property tenants are affiliated with members of our senior management. Accordingly, although our bylaws provide that any contract or transaction between us or the Operating Partnership and one or more of our directors or officers, or between us or the Operating Partnership and any other entity in which one or more of our directors or officers are directors or officers or have a financial interest, must be approved by our disinterested directors or stockholders after the material facts of the relationship or interest of the contract or transaction are disclosed or are known to them, these affiliations could nevertheless create conflicts between the interests of these members of senior management and the interests of the Company, our shareholders and the Operating Partnership in relation to any transactions between us and any of these entities.



                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale by the selling stockholders of any of the shares of common stock covered by this Prospectus Supplement.

                              SELLING STOCKHOLDERS

     We are registering all 1,480,066 shares covered by this Prospectus Supplement on behalf of the selling stockholders named in the table below and their respective pledgees, donees, transferees or other successors in interest. We are registering the shares in order to permit the selling stockholders to publicly offer these shares for resale from time to time. The selling stockholders may sell all, some or none of the shares covered by this Prospectus Supplement. See "Plan of Distribution" below. None of the selling stockholders has had any material relationship with us within the past three years other than as a result of the acquisition and ownership of these shares or other securities of ours.

     The table below, which is based on information that we received from the selling stockholders and/or their counsel, lists the names of each selling stockholder, the aggregate number of shares of common stock beneficially owned by each selling stockholder as of June 14, 2006, and the aggregate number of shares of common stock that each selling stockholder may offer and sell pursuant to this Prospectus Supplement. Because each selling stockholder may offer all or a portion of the shares of common stock offered by this Prospectus Supplement at any time and from time to time after the date hereof, no estimate can be made of the number of shares that each selling stockholder may retain upon completion of this offering. However, assuming all of the shares offered by this Prospectus Supplement are sold by the selling stockholders then, unless otherwise noted below, after completion of this offering, none of the selling stockholders will own more than one percent of the shares of common stock outstanding.

                                                          Number of Shares
                                                         Beneficially Owned
                                                         (excluding shares                  Number of Shares
Name of Selling Stockholder                                offered hereby)                    Offered Hereby
----------------------------------------------           --------------------               -----------------
Robert T. Samuels                                              None                               399,998

Sheldon Perlick Marital Trust                                  None                               400,000

Roger E. Benjamin Revocable Trust dated                        None                               203,216
September 19, 1990

Lois S. Becker Trust dated                                     None                               200,000
March 12, 2002

Perlick Holdings, LLC                                          None                               220,556

Michael Montlack                                               None                                 30,000

Brian L. Hicks                                                 None                                 26,296
                                                                                             ----------------

Total Shares Offered                                                                            1,480,066
                                                                                             ================

                              PLAN OF DISTRIBUTION

     We issued the 1,480,066 shares of common stock covered by this Prospectus Supplement to the selling stockholders in exchange for common units of limited partnership interest in our Operating Partnership, pursuant to the terms of the Operating Partnership's Third Amended and Restated Agreement of Limited Partnership, as amended. We are registering such shares on behalf of the selling stockholders pursuant to registration rights agreements between us and the selling stockholders, dated August 27, 1998.

     The shares may be offered and sold by the selling stockholders, or by purchasers, transferees, donees, pledgees or other successors in interest, directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses paid by the selling stockholders or by a purchaser of the shares on whose behalf such broker-dealer may act as agent. Sales and transfers of the shares may be effected from time to time in one or more transactions, in private or public transactions, on the NYSE, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration or by any other legally available means. Any or all of the shares may be sold from time to time by means of:

     (a) a block trade, in which a broker or dealer attempts to sell the shares as agent but may position and resell a portion of the shares as principal to facilitate the transaction;

     (b) purchases by a broker or dealer as principal and the subsequent sale by such broker or dealer for its account pursuant to this Prospectus;

     (c) ordinary brokerage transactions (which may include long or short sales) and transactions in which the broker solicits purchasers;

     (d)  the writing (sale) of put or call options on the shares;

     (e)  the pledging of the shares as collateral  to secure  loans,  credit or
          other  financing   arrangements   and  subsequent   foreclosure,   the
          disposition of the shares by the Lender thereunder; and

     (f)  any other legally available means.

     To the extent required with respect to a particular offer or sale of the shares, we will file a prospectus supplement pursuant to Section 424(b)(3) of the Securities Act of 1933, as amended, which will accompany this Prospectus, to disclose:

     (a)  the number of shares to be sold;

     (b)  the purchase price;

     (c) the name of any broker, dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses; and

     (d)  any other relevant information.

     The selling stockholders may transfer the shares by means of gifts, donations and contributions. Subject to certain limitations under rules promulgated under the Securities Act, this Prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the shares received by them, directly or through brokers, dealers or agents and in private or public transactions.

     In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with brokers, dealers or other financial institutions. In connection with such transactions, brokers, dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. To the extent permitted by applicable law, the selling stockholders also may sell the shares short and redeliver the shares to close out such short positions.

     The selling stockholders and any broker-dealers who participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any discounts, commissions or similar selling expenses they receive and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. As a result, we have informed the selling stockholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling stockholders in the market. The selling stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

     The aggregate net proceeds to the selling stockholders from the sale of the shares will be the purchase price of such shares less any discounts, concessions or commissions. We will not receive any proceeds from the sale of any shares by the selling stockholders. We will pay all expenses reasonably related to the registration of the shares for sale by the selling stockholders in connection with this offering, but we will not pay any expenses incurred by the selling stockholders in connection with brokerage fees or underwriting commissions, fees and expenses of attorneys, accountants or other advisors, or income or transfer taxes.

     The selling stockholders are acting independently of us in making decisions with respect to the timing, price, manner and size of each sale. We have not engaged any broker, dealer or agent in connection with the sale of the shares, and there is no assurance that the selling stockholders will sell any or all of the shares. In connection with the offer and sale of the shares, we have agreed to make available to the selling stockholders copies of this Prospectus and any applicable prospectus supplement and have informed the selling stockholders of the need to deliver copies of this Prospectus and any applicable prospectus supplement to purchasers prior to any sale to them.

     The shares covered by this  Prospectus may become  qualified for sale under
Section 4(1) of the Securities Act or Rule 144 promulgated thereunder, whereupon they may be sold pursuant to such provisions rather than pursuant to this Prospectus.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     This section supplements the discussion of tax consequences contained in the accompanying Prospectus under the caption "Certain U.S. Federal Income Tax Considerations."

     On May 17, 2006, President Bush signed into law the Tax Increase Prevention and Reconciliation Act of 2005. Among other changes, the new law extends the Internal Revenue Code's maximum 15% top tax rate for long-term capital gains and "qualified dividend income" of individuals and other non-corporate taxpayers through taxable years beginning on or before December 31, 2010.

     Please refer to the accompanying Prospectus for a discussion of other aspects of our qualification and taxation as a REIT and the tax consequences to you of an investment in the common stock.


                                  LEGAL MATTERS

     The validity of the issuance of the shares of common stock covered by this Prospectus Supplement will be passed upon for us by Shumacker Witt Gaither & Whitaker, P.C., Chattanooga, Tennessee. Certain members of Shumacker Witt Gaither & Whitaker, P.C. serve as our assistant secretaries, and certain attorneys who are shareholders and/or employees of Shumacker Witt Gaither &
Whitaker, P.C. may be deemed to beneficially own (directly or indirectly) an aggregate of 9,499 shares of the Company's Common Stock and 200 shares of the Company's 8.75% Series B Cumulative Redeemable Preferred Stock.


                                     EXPERTS

     The financial statements, the related financial statement schedules, and management's report on the effectiveness of internal control over financial reporting, incorporated in this Prospectus Supplement by reference from CBL & Associates Properties, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                                 INDEMNIFICATION

     The Company is a Delaware corporation. In its Certificate of Incorporation, the Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

     The Company has also adopted indemnification provisions pursuant to Section 145 of the Delaware Law, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification  is  permitted  without  judicial  approval  if the  officer  or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorneys' fees) that such officer or director actually and reasonably incurred.

     The Company has entered into indemnification agreements with each of the Company's officers and directors. The indemnification agreements require, among other things, that the Company indemnify its officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. The Company is also required to indemnify and advance all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and to cover officers and directors under the Company's directors' and officers' liability insurance, provided that such insurance is commercially available at reasonable expense. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Certificate of Incorporation and the Bylaws, they provide greater assurance to directors and officers that indemnification will be available, because as a contract, they cannot be modified unilaterally in the future by the Board of Directors or by the shareholders to eliminate the rights they provide.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PROSPECTUS

                        CBL & ASSOCIATES PROPERTIES, INC.


                PREFERRED STOCK, COMMON STOCK, DEPOSITARY SHARES,
                          COMMON STOCK WARRANTS, UNITS

We may from time to time offer in one or more series (i) shares of our preferred stock, (ii) shares of our common stock, par value $.01 per share, (iii)
fractional interests in shares of our common stock or preferred stock represented by depositary shares, (iv) warrants to purchase shares of our common stock, and (v) units of our common stock, preferred stock or warrants, in amounts, at prices and on terms to be determined at the time or times of offering. We may offer the preferred stock, depositary shares, common stock, common stock warrants and units, separately or together, in separate classes or series, in amounts, at prices and on terms to be set forth in a supplement to this Prospectus. In addition, this Prospectus may be used to offer any of such securities for the account of persons other than us.

We will include the specific terms of the offered securities in a prospectus supplement that will include, as applicable, (i) in the case of preferred stock, the specific series designation, number of shares, title and stated value, any dividend, liquidation, optional or mandatory redemption, conversion, voting and other rights, and the public offering price; (ii) in the case of common stock, the public offering price; (iii) in the case of depositary shares, the number of shares, the whole or fractional preferred stock represented by each such depositary share and the public offering price; and (iv) in the case of common stock warrants, the number, duration, offering price, exercise price, detachability and any public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the offered securities, in each case as may be appropriate to preserve our status as a real estate investment trust, or REIT, for U.S. federal income tax purposes.

The applicable prospectus supplement will also contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the offered securities covered by such prospectus supplement. Our common stock is listed on the New York Stock Exchange under the symbol "CBL." Our 8.75% Series B cumulative redeemable preferred stock is listed on the New York Stock Exchange under the symbol "CBLprB." Our Depositary Shares, each representing 1/10th of a share of our 7.75% Series C cumulative redeemable preferred stock, are listed on the New York Stock Exchange under the symbol "CBLprC." Our Depositary Shares, each representing 1/10th of a share of our 7.375% Series D cumulative redeemable preferred stock, are listed on the New York Stock Exchange under the symbol "CBLprD." Any common stock offered pursuant to a prospectus supplement will be listed on such exchange, subject to official notice of issuance.

We may offer the offered securities directly, through agents that we will designate from time to time, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the offered securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our securities may not be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of such offered securities.



                 The date of this Prospectus is January 18, 2006


                                TABLE OF CONTENTS

ABOUT THIS PROSPECTUS....................................................  4
WHERE TO FIND MORE INFORMATION...........................................  4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..........................  4
CBL & ASSOCIATES PROPERTIES, INC.........................................  5
USE OF PROCEEDS..........................................................  5
DESCRIPTION OF CAPITAL STOCK.............................................  6
DESCRIPTION OF DEPOSITARY SHARES......................................... 10
DESCRIPTION OF COMMON STOCK WARRANTS..................................... 10
DESCRIPTION OF UNITS..................................................... 10
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS........................... 10
EXPERTS.................................................................. 21
LEGAL MATTERS............................................................ 22

                              ABOUT THIS PROSPECTUS

All references to "the Company," "we," "our" and us in this prospectus mean CBL & Associates Properties, Inc. and all entities owned or controlled by us except where it is made clear that the term means only the parent company. The term "you" refers to a prospective investor.

                         WHERE TO FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance with those requirements we file reports and other information with the SEC. The reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of this material can be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other materials that are filed through the SEC Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. In addition, our common stock, Series B preferred stock and the Depositary Shares representing fractional interests in our Series C and Series D preferred stock are listed on the New York Stock Exchange and we are required to file reports, proxy and information statements and other information with the New York Stock Exchange. These documents can be inspected at the principal office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 covering the securities offered by this Prospectus. You should be aware that this Prospectus does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules, particular portions of which have been omitted as permitted by SEC rules. For further information about our company and our securities, we refer you to the registration statement and its exhibits and schedules. You can inspect and obtain the registration statement, including exhibits, schedules, reports and other information that we have filed with the SEC, as described in the preceding paragraph. Statements contained in this Prospectus concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC's rules allow us to incorporate by reference information into this Prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this Prospectus from the date we file that document.

We have filed the documents listed below with the SEC under the Securities Exchange Act of 1934 and they are incorporated herein by reference:

(i) Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended by Amendment No. 1 thereto on Form 10-K/A filed on December 2, 2005 (excluding the cover page and Items 1, 5, 6, 7, 8 and 15, which have been updated in the Current Report on Form 8-K dated January 10, 2006);

(ii) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005;

(iii) Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2005;

(iv) Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005;

(v) Current Reports on Form 8-K filed on each of May 3, 2005, May 11, 2005, May 13, 2005, June 7, 2005, June 21, 2005, July 14, 2005, July 20, 2005, August 10,
2005, September 19, 2005, October 21, 2005, October 28, 2005 (the two separate Current Reports dated October 24, 2005), November 1, 2005, November 22, 2005, January 10, 2006 and January 18, 2006;

(vi) the description of our common stock contained in our Registration Statement on Form 8-A dated October 25, 1993;

(vii) the description of our series B preferred stock contained in our Registration Statement on Form 8-A dated June 11, 2002;

(viii) the description of the Depositary Shares, each representing 1/10th of a share of our series C preferred stock contained in our Registration Statement on Form 8-A, filed on August 21, 2003; and

(ix) the description of the Depositary Shares, each representing 1/10th of a share of our series D preferred stock contained in our Registration Statement on Form 8-A, filed on December 10, 2004.

Any document which we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to termination of this offering of securities (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) will be deemed to be incorporated by reference into, and to be part of, this Prospectus from the date of filing of each such document.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference into this Prospectus will, to the extent applicable, be deemed to be modified, superseded or replaced by later statements included in supplements or amendments to this Prospectus or in subsequently filed documents which are in, or deemed to be incorporated by reference in, this Prospectus.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all documents incorporated by reference herein (other than exhibits to those documents, unless such exhibits are specifically incorporated by reference into such documents). Such requests should be addressed to our Investor Relations Department, CBL Center, 2030 Hamilton Place Blvd., Suite 500, Chattanooga, Tennessee 37421-6000 (telephone number (423) 855-0001).

                        CBL & ASSOCIATES PROPERTIES, INC.

We are a self-managed, self-administered, fully integrated real estate company. We own, operate market, manage, lease, expand, develop, redevelop, acquire and finance regional malls and community shopping centers. We have elected to be taxed as a REIT for U.S. federal income tax purposes. We currently own interests in a portfolio of properties, consisting of enclosed regional malls, associated centers, each of which is part of a regional shopping mall complex, community centers, joint venture investments in similar types of properties and income from mortgages and certain other assets. Our shopping center properties are located in 26 states, but primarily in the Southeast and Midwest regions of the United States. We may also own from time to time shopping center properties that are under development or construction, as well as options to acquire certain shopping center development sites.

We conduct substantially all of our business through CBL & Associates Limited Partnership, our "Operating Partnership." We currently own an indirect majority interest in the Operating Partnership, and one of our wholly owned subsidiaries, CBL Holdings I, Inc., a Delaware corporation, is its sole general partner. To comply with certain technical requirements of the Internal Revenue Code of 1986, as amended, applicable to REITs, our property management and development activities, sales of peripheral land and maintenance operations are carried out through a separate management company, CBL & Associates Management, Inc. Our Operating Partnership owns 100% of the stock of the management company.

In order to maintain our qualification as a REIT for U.S. federal income tax purposes, we must distribute each year at least 90% of our taxable income, computed without regard to net capital gains or the dividends-paid deduction.

We were organized on July 13, 1993 as a Delaware corporation to acquire substantially all of the real estate properties owned by our predecessor company, CBL & Associates, Inc., and its affiliates. Our principal executive offices are located at CBL Center, 2030 Hamilton Place Blvd., Suite 500, Chattanooga, Tennessee 37421-6000, and our telephone number is (423) 855-0001. Our website can be found at www.cblproperties.com. The information contained in our website is not part of this Prospectus.

                                 USE OF PROCEEDS

We intend to use the net proceeds from the sale of the offered securities as set forth in the applicable prospectus supplement. We will not receive proceeds from any sales of securities by persons other than the Company, except as may otherwise be stated in any applicable prospectus supplement.

                          DESCRIPTION OF CAPITAL STOCK

Under our amended and restated certificate of incorporation, we have authority to issue 195,000,000 shares of all classes of capital stock, consisting of 180,000,000 shares of common stock and 15,000,000 shares of preferred stock. As of January 13, 2006, we had 62,542,929 shares of common stock outstanding, 2,000,000 shares of our 8.75% Series B cumulative redeemable preferred stock outstanding, 460,000 shares of our 7.75% Series C cumulative redeemable preferred stock outstanding and 700,000 shares of our 7.375% Series D cumulative redeemable preferred stock outstanding.

Our common stock is listed on the New York Stock Exchange under the symbol "CBL." Our 8.75% Series B cumulative redeemable preferred stock is listed on the New York Stock Exchange under the symbol "CBLprB." Our Depositary Shares, each representing 1/10th of a share of our 7.75% Series C cumulative redeemable preferred stock, are listed on the New York Stock Exchange under the symbol "CBLprC." Our Depositary Shares, each representing 1/10th of a share of our 7.375% Series D cumulative redeemable preferred stock, is listed on the New York Stock Exchange under the symbol "CBLprD."

Pursuant to rights granted to us and the other limited partners in the partnership agreement of the Operating Partnership, each of the limited partners may, subject to certain conditions, exchange its limited partnership interests in the Operating Partnership for shares of common stock.

Description of Preferred Stock

Subject to the limitations prescribed by our certificate of incorporation, our Board of Directors is authorized to fix the number of shares constituting each series of preferred stock and to fix the designations, powers, preferences and rights of each series and the qualifications, limitations and restrictions, all without any further vote or action by our stockholders. In particular, the Board of Directors may determine the number of shares of each series, the dividend rate, if any, the date, if any, on which dividends will accumulate, the dates, if any, on which dividends will be payable, the redemption rights, if any, of such series, any sinking fund provisions, liquidation rights and preferences, and any conversion rights and voting rights. The preferred stock will, when issued, be fully paid and non-assessable and, unless otherwise provided in the preferred stock designations, will have no preemptive rights. Under Delaware law, holders of our preferred stock generally are not responsible for our debts or obligations.

The rights, preferences, privileges and restrictions of each series of our preferred stock will be fixed by the articles supplementary relating to the series. A prospectus supplement relating to each series will specify the terms of the preferred stock.


Description of Common Stock

The following summary description of the common stock sets forth certain general terms and provisions of the common stock to which any prospectus supplement may relate. The statements below describing the common stock do not purport to be complete and are in all respects subject to and qualified in their entirety by reference to our certificate of incorporation and bylaws.

The holders of common stock are entitled to one vote per share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or as provided in our certificate of incorporation, the holders of those shares exclusively possess all voting power. Our certificate of incorporation does not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to distributions which may be declared from time to time by our Board of Directors from funds which are legally available, and upon liquidation are entitled to receive pro rata all of our assets available for distribution to those holders. Holders of common stock will not be entitled to any preemptive rights. Under Delaware law, holders of common stock generally are not responsible for our debts or obligations.

Restrictions on Transfer

For us to qualify as a REIT under the Internal Revenue Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of any taxable year. In addition, the capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year and certain percentages of our gross income must be from particular activities.

To ensure that we remain a qualified REIT, our certificate of incorporation contains provisions, collectively referred to as the ownership limit provision, restricting the acquisition of shares of our capital stock. The affirmative vote of 66 (2)/3% of the outstanding voting stock is required to amend this provision.

The ownership limit provision provides that, subject to certain exceptions specified in our certificate of incorporation, no person (other than Charles Lebovitz, members of the Richard Jacobs Group (as defined), members of the David Jacobs Group (as defined) and their respective affiliates under the applicable attribution rules of the Internal Revenue Code) may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 6% of the value of our outstanding capital stock. The ownership limit provision further provides that, subject to certain restrictions, Charles Lebovitz and his respective affiliates (as defined under the applicable attribution rules of the Internal Revenue Code) may own beneficially or constructively in the aggregate up to 25.4% of the value of the outstanding shares of our capital stock. The ownership limit provision further provides that, subject to certain restrictions, of the group comprised of Richard Jacobs and his respective affiliates and David Jacobs and his respective affiliates (in each case, as defined under the applicable attribution rules of the Internal Revenue Code), any individual person (that is, any person who is treated as an individual for purposes of Section 542(a)(2) of the Internal Revenue Code) may own beneficially or constructively in the aggregate up to 13.9% of the value of the outstanding shares of our capital stock. Also, any two individuals of the group comprised of Richard Jacobs and his respective affiliates or of the group comprised of David Jacobs and his respective affiliates may own beneficially or constructively in the aggregate up to 19.9% of the value of the outstanding shares of our capital stock. The ownership limit is the percentage limitation on ownership applicable to any given person pursuant to the ownership limit provision.

Our Board of Directors may, subject to certain conditions, waive the applicable ownership limit upon receipt of a ruling from the IRS or an opinion of counsel to the effect that such ownership will not jeopardize our status as a REIT. The ownership limit provision will not apply if our Board of Directors and our stockholders determine that we will not attempt to continue to qualify as a REIT.

Any issuance or transfer of capital stock to any person in excess of the applicable ownership limit or any issuance or transfer of shares of capital stock which would cause us to be beneficially owned by fewer than 100 persons, will be null and void and the intended transferee will acquire no rights to the stock. Any acquisition of our capital stock and continued holding or ownership of our capital stock constitutes, under our certificate of incorporation, a continuous representation of compliance with the applicable ownership limit.

In the event of a purported transfer or other event that would, if effective, result in the ownership of shares of capital stock in violation of the ownership limit provision, such transfer with respect to that number of shares that would be owned by the transferee in excess of the ownership limit provision would be deemed void ab initio and those shares would automatically be transferred to a trust, the trustee of which we would designate, but who would not be affiliated with us or the prohibited owner, who would have owned these shares were it not for the ownership limit provision. The trust would be for the exclusive benefit of a charitable beneficiary to be designated by us.

The shares held in trust will be issued and outstanding shares of our capital stock, entitled to the same rights and privileges as all other issued and outstanding shares of capital stock of the same class and series. All dividends and other distributions paid by us with respect to the shares held in trust will be held by the trustee for the benefit of the designated charitable beneficiary. The trustee will have the power to vote all shares held in trust from and after the date the shares are deemed to be transferred into trust. The prohibited owner will be required to repay any dividends or other distributions received by it which are attributable to the shares held in trust if the record date for such dividends or distributions was on or after the date those shares were transferred to the trust. We can take all measures we deem necessary in order to recover such amounts.

The trustee will have the exclusive right to designate a permitted transferee to acquire the shares held in trust without violating the applicable ownership restrictions for an amount equal to the fair market value (determined at the time of transfer to this permitted transferee) of those shares. The trustee will pay to the aforementioned prohibited owner the lesser of: (a) the value of the shares at the time they were transferred to the trust and (b) the price received by the trustee from the sale of such shares to the permitted transferee. The excess of (x) the sale proceeds from the transfer to the permitted transferee over (y) the amount paid to the prohibited owner, if any, will be distributed to the charitable beneficiary.

We or our designee will have the right to purchase any shares-in-trust, within a limited period of time, at a price per share equal to the lesser of (i) the price per share in the transaction that created such shares-in-trust and (ii) the market price per share on the date we, or our designee, exercise such right to purchase such shares-in-trust.

The ownership limit provision will not be automatically removed even if the REIT provisions of the Internal Revenue Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the ownership limit would require an amendment to our certificate of incorporation, and such an amendment would require a 66 (2)/3% vote of the outstanding voting stock. In addition to preserving our status as a REIT, the ownership limit may have the effect of precluding an acquisition of control of us without the approval of our Board of Directors.

All certificates representing shares of any class of stock will bear a legend referring to the restrictions described above.

All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5% (or such other percentage as may be required by the Treasury Regulations) of the value of the outstanding shares of capital stock must file an affidavit with us containing the information specified in our certificate of incorporation before January 30 of each year. In addition, each stockholder will upon demand be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares of capital stock as our Board of Directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

Limitation of Liability of Directors

Our certificate of incorporation provides that a director will not be personally liable for monetary damages to us or our stockholders for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or
(iv) for any transaction from which the director derived an improper personal benefit.

While our certificate of incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, our certificate of incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of our certificate of incorporation described above apply to our officers only if the respective officer is one of our directors and is acting in his or her capacity as director, and do not apply to our officers who are not directors.

Indemnification Agreements

We have entered into indemnification agreements with each of our officers and directors. The indemnification agreements require, among other things, that we indemnify our officers and directors to the fullest extent permitted by law, and advance to our officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We must also indemnify and advance all expenses incurred by officers and directors who are successful in seeking to enforce their rights under the indemnification agreements, and cover officers and directors under our directors' and officers' liability insurance, provided that such insurance is commercially available at reasonable expense. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by provisions in our certificate of incorporation and bylaws, it provides greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by our Board of Directors or by the stockholders to eliminate the rights it provides.

Other Provisions of Our Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include:

Classified Board of Directors. Our certificate of incorporation provides for a Board of Directors divided into three classes, with one class to be elected each year to serve for a three-year term. As a result, at least two annual meetings of stockholders may be required for the stockholders to change a majority of our Board of Directors. In addition, our stockholders can only remove directors for cause and only by a vote of 75% of the outstanding voting stock. The classification of directors and the inability of stockholders to remove directors without cause make it more difficult to change the composition of our Board of Directors. The provisions of our certificate of incorporation relating to the classification of our Board of Directors may only be amended by a 66
(2)/3% vote of the outstanding voting stock and the provision relating to the removal for cause may only be amended by a 75% vote of the outstanding voting stock.

Advance Notice Requirements. Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. These procedures provide that notice of such stockholder proposals must be timely given in writing to our Secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the meeting. The notice must contain certain information specified in the bylaws.

Written Consent of Stockholders. Our certificate of incorporation requires all stockholder actions to be taken by a vote of the stockholders at an annual or special meeting and does not permit action by stockholder consent. These provisions of our certificate of incorporation may be amended only by a vote of 80% of the outstanding voting stock.

Bylaw Amendments. A vote of 66 (2)/3% of the outstanding voting stock is necessary to amend the bylaws.

Stockholder Rights Plan

Following a two-for-one split of our common stock that was effected in the form of a stock dividend as of June 15, 2005, each share of our common stock automatically trades with one half of a right (a "Right"), which will expire at the close of business on April 29, 2009 (the "Final Expiration Date"), unless earlier redeemed or exchanged by us as described below. Each whole Right entitles the holder to purchase from us one ten-thousandth of a share of our Series 1999 Junior Participating Preferred Stock at a price of $100.00 per share, (the "Purchase Price"), subject to certain adjustments.

The Rights have certain anti-takeover effects. If the Rights are triggered as described below, they will cause substantial dilution to any person or group of affiliated or associated persons that attempts to acquire us on terms not approved by our Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors, since we may redeem the Rights at $.01 per Right at any time until the close of business on the tenth day (or such earlier or later date as described below) after a person or group has obtained beneficial ownership or voting control of 15% or more of our voting shares.

The Rights, unless earlier redeemed or exchanged by us, become exercisable upon the close of business on the day (the "Distribution Date") which is the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership or voting control of 15% or more of the outstanding shares of common stock (such person or group, subject to certain exceptions, is treated as an "Acquiring Person" once they cross such 15% threshold) and (ii) the tenth business day (or such later date as may be determined by our Board prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) after the date of the commencement or public announcement of a person's or group's intention to commence a tender or exchange offer, the consummation of which would result in the acquisition of beneficial ownership or voting control of 15% or more of our outstanding shares of common stock. Prior to any such event, the Rights are not exercisable, are not represented by separate certificates and are not transferable apart from the common stock. Upon the occurrence of a Distribution Date, we will not be required to distribute fractional Rights, and instead will pay cash to any holders who otherwise would have been entitled to receive a fractional Right.

Our Rights Agreement with SunTrust Bank, our transfer agent and Rights agent, provides that, in the event a person or group of affiliated persons becomes an Acquiring Person, each holder of record of a whole Right, other than the Acquiring Person (whose Rights will thereupon become null and void), will thereafter have the right to receive, upon payment of the Purchase Price, that number of shares of common stock having a market value at the time of the transaction equal to two times the Purchase Price. Rights may not, however, be exercised for a number of shares that would violate the ownership limits described above under "Description of Common Stock - Restrictions on Transfer."

In addition, unless the Rights are earlier redeemed or exchanged, in the event that, after the time that a person or group of affiliated or associated persons becomes an Acquiring Person, we were to be acquired in a merger or other business combination (in which any shares are changed into or exchanged for other securities or assets) or more than 50% of our assets or earning power were to be sold or transferred in one or a series of related transactions, the Rights Agreement provides that proper provision will be made so that each holder of record of a whole Right, other than the Acquiring Person (whose rights will thereupon become null and void), will from and after such date have the right to receive, upon payment of the Purchase Price, that number of shares of common stock of the acquiring company (or such other merger consideration as may have been issued in the transaction, as applicable) having a market value at the time of such transaction equal to two times the Purchase Price.

At any time after any person or group of affiliated or associated persons becomes an Acquiring Person, our Board of Directors may issue shares of common stock in exchange for the Rights (other than Rights owned by the Acquiring Person, which will have become null and void), in whole or part, at an exchange ratio of one share of common stock per Right (subject to adjustment).

The Rights Agreement also provides that the Company may pay cash in lieu of issuing fractional shares upon exercise or redemption of the Rights.

At any time on or prior to the earlier of (i) the close of business on the tenth day after a public announcement that a person or group of affiliated or associated persons has become an Acquiring Person (or such earlier or later date as may be authorized by our Board of Directors), or (ii) the Final Expiration Date, we may redeem the Rights in whole, but not in part, at a price of $.01 per Right ("Redemption Price"), payable at our election in cash, shares of common stock or other consideration determined to be appropriate by our Board of Directors. Under certain circumstances, the decision to redeem the Rights will require the concurrence of at least two-thirds of our directors. Following the effective time of any such action by us, the right to exercise the Rights will terminate and the only right of the holders of the Rights will be to receive the Redemption Price.

While the Rights are redeemable, we may, except with respect to the Redemption Price or date of expiration of the Rights, amend the Rights in any manner, including an amendment to extend the time period in which the Rights may be redeemed. At any time when the Rights are not redeemable, we may amend the Rights in any manner that does not materially adversely affect the interests of holders of the Rights.

Delaware Anti-Takeover Statute

The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a company's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with us for three years following the date that person becomes an interested stockholder unless (a) before that person became an interested holder, our Board of Directors approved the transaction in which the interested holder became an interested stockholder or approved the business combination, (b) upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (c) following the transaction in which that person became an interested stockholder, the business combination is approved by our Board of Directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

Under Section 203, these restrictions also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving us and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of directors then in office.

                        DESCRIPTION OF DEPOSITARY SHARES

We may issue depositary shares, each representing a fraction of a share of our common stock or preferred stock, as will be specified in the applicable prospectus supplement. In the event we elect to do so, we will issue to the public receipts evidencing the depositary shares. The particular terms of the depositary shares offered by any prospectus supplement will be described in such prospectus supplement.

                      DESCRIPTION OF COMMON STOCK WARRANTS

We may issue common stock warrants for the purchase of our common stock. We may issue our common stock warrants independently or together with any other securities offered by us in any prospectus supplement, and such common stock warrants may be attached to or separate from such offered securities. We will issue each series of common stock warrants under a separate warrant agreement to be entered into between a warrant agent specified in the prospectus supplement and us. The warrant agent will act solely as our agent in connection with the common stock warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of common stock warrants. The terms of the common stock warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.

Reference is made to the section captioned "Description of Capital Stock--Description of Common Stock" for a general description of the shares of common stock to be acquired upon the exercise of the common stock warrants, including a description of certain restrictions on the ownership of common stock.

                              DESCRIPTION OF UNITS

We may issue units comprised of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security.

An applicable prospectus supplement will describe (i) the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately, (ii) any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units, (iii) certain U.S. federal income tax considerations applicable to the units and (iv) any material provisions of the governing unit agreement that differ from those described above.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary of certain U.S. federal income tax considerations is based on current law, is for general information only, and is not tax advice. This summary is based on the Internal Revenue Code, Treasury Regulations, administrative interpretations and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the Internal Revenue Service will not assert, and that a court will not sustain, a position contrary to any of the tax consequences described below. This summary deals only with offered securities held as "capital assets" (within the meaning of Section 1221 of the Internal Revenue Code) and does not address tax considerations applicable to an investor's particular circumstances or to investors that may be subject to special tax rules, including, without limitation, financial institutions, insurance companies, dealers in securities or currencies, persons subject to the mark-to-market rules of the Internal Revenue Code, persons that will hold notes or our common stock as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes, entities treated as partnerships for U.S. federal income tax purposes, U.S. holders (as defined below) that have a "functional currency" other than the U.S. dollar, persons subject to the alternative minimum tax provisions of the Internal Revenue Code and, except as expressly indicated below, tax-exempt organizations.

In addition, if a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a holder of offered securities, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Holders that are partnerships, and partners in such partnerships, should consult their tax advisors about the U.S. federal income tax consequences of purchasing, holding and disposing of our offered securities.

Each prospective purchaser of the offered securities is advised to consult his or her own tax advisor regarding the specific tax consequences to the purchaser of the purchase, ownership and sale of the offered securities and of our election to be taxed as a REIT, including the U.S. federal, state, local, foreign and other tax consequences of the purchase, ownership, sale and election and of potential changes in applicable tax laws. In particular, foreign investors should consult their own tax advisors concerning the tax consequences of an investment in our company, including the possibility of United States income tax withholding on our distributions.

Taxation of CBL

We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code and applicable Treasury Regulations, which set forth the requirements for qualifying as a REIT, commencing with our taxable year ended
December 31, 1993. We believe that, commencing with our taxable year ended December 31, 1993, we have been organized and have operated, and are operating, in such a manner so as to qualify for taxation as a REIT under the Internal Revenue Code. We intend to continue to operate in such a manner, but we may not operate in a manner so as to qualify or remain qualified.

The sections of the Internal Revenue Code relating to qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the Internal Revenue Code sections that govern the U.S. federal income tax treatment of a REIT. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions and Treasury Regulations, and administrative and judicial interpretations of the applicable Internal Revenue Code provisions and Treasury Regulations. Morrison & Foerster LLP has acted as our special tax counsel in connection with our election to be taxed as a REIT.

In connection with this filing, Morrison & Foerster LLP has rendered an opinion to us that we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code for each of our taxable years beginning with the taxable year ended December 31, 2002 through our taxable year ended December 31, 2005, and if we continue to be organized and operated after December 31, 2005 in the same manner as we have prior to that date, we will continue to qualify as a REIT. Morrison & Foerster LLP's opinion is based on certain factual representations and assumptions and methods of operations which are beyond its control and which it will not monitor on an ongoing basis. In particular, this opinion is based upon our factual representations concerning our business and properties and certain factual representations and legal conclusions of Shumacker Witt Gaither & Whitaker, P.C. Moreover, our qualification and taxation as a REIT depend upon our ability to meet, through actual annual operating results, certain distribution levels, a specified diversity of stock ownership, and the various other qualification tests imposed under the Internal Revenue Code as discussed below. The annual operating results will not be reviewed by Morrison & Foerster LLP. Accordingly, the actual results of our operations for any particular taxable year may not satisfy these requirements. Further, the anticipated income tax treatment described in this prospectus supplement may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time.

For as long as we qualify for taxation as a REIT, we generally will not be subject to U.S. federal corporate income taxes on our income that is currently distributed to stockholders. The REIT requirements generally allow a REIT to deduct dividends paid to its stockholders. This treatment substantially eliminates the "double taxation" (once at the corporate level and again at the stockholder level) that generally results from investment in a corporation.

If we fail to qualify as a REIT in any year, however, we will be subject to U.S. federal income tax as if we were an ordinary corporation. In addition, our stockholders will be taxed in the same manner as stockholders of ordinary corporations (including, in the case of stockholders that are not corporations, potentially being eligible for preferential tax rates on dividends received from
us). In that event, we could be subject to potentially significant tax liabilities, the amount of cash available for distribution to our stockholders could be reduced and we would not be obligated to make any distributions. Moreover, we could be disqualified from taxation as a REIT for four taxable years beginning after the first taxable year for which the loss of REIT status occurred. For a discussion of the tax consequences of failure to qualify as a REIT, see "Certain U.S. Federal Income Tax Considerations--Failure to Qualify" below.

Even if we qualify for taxation as a REIT, we may be subject to U.S. federal income tax as follows:

First, we will be taxed at regular corporate rates on any undistributed "real estate investment trust taxable income," including undistributed net capital gain. However, we can elect to "pass through" any of our taxes paid on our undistributed net capital gain income to our stockholders on a proportional basis.

Second, under certain circumstances, we may be subject to the "alternative minimum tax" on our items of tax preference, if any.

Third, if we have (1) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying net income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Foreclosure property means property acquired by reason of a default on a lease or any indebtedness held by a REIT.

Fourth, if we have net income from "prohibited transactions" (which are, in general, sales or other dispositions of property, held primarily for sale to customers in the ordinary course of business, generally other than property held for at least four years that qualify for a statutory safe harbor, foreclosure property, and property involuntarily converted), such income will be subject to a 100% penalty tax.

Fifth, if we should fail to satisfy the gross income tests or the asset tests, and nonetheless maintain our qualification as a REIT because certain other requirements have been satisfied, we will ordinarily be subject to a penalty tax relating to such failure, computed as described below. Similarly, if we maintain our REIT status despite our failure to satisfy one or more requirements for REIT qualification, other than the gross income tests and asset tests, we must pay a penalty of $50,000 for each such failure.

Sixth, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for such year, (2) 95% of our net capital gain income for such year, and (3) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts distributed.

Seventh, if we acquire in the future any asset from a "C" corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period beginning on the date on which we acquired such asset, then, to the extent of any built-in, unrealized gain at the time of acquisition, such gain generally will be subject to tax at the highest regular corporate rate.

Eighth, if we receive non- arm's length income as a result of services provided by a taxable REIT subsidiary, defined below, to our tenants, or if we receive certain other non-arm's-length income from a taxable REIT subsidiary, we can be subject to a 100%corporate level tax on the amount of the non-arm's-length income.

Requirements for Qualification

Organizational Requirements

In order to remain qualified as a REIT, we must continue to meet certain requirements, discussed below, relating to our organization and sources of income, the nature of our assets, and distributions of income to our stockholders.

The Internal Revenue Code defines a REIT as a corporation,  trust or association
(1) that is managed by one or more trustees or directors, (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest, (3) that would be taxable as a domestic corporation but for Sections 856 through 860 of the Internal Revenue Code, (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code, (5) the beneficial ownership of which is held by 100 or more persons, (6) during the last half of each taxable year not more than 50% in value of the outstanding stock of which has been owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code) at any time, and (7) that meets certain other tests, described below, regarding the nature of its income and assets. The Internal Revenue Code provide that conditions (1) to (4), inclusive, must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of condition (6), certain tax-exempt entities are generally treated as individuals. However, a pension trust generally will not be considered an individual for purposes of condition (6). Instead, beneficiaries of the pension trust will be treated as holding stock of a REIT in proportion to their actuarial interests in the trust. If we were to fail to satisfy condition (6) during a taxable year, that failure would not result in our disqualification as a REIT under the Internal Revenue Code for such taxable year as long as (i) we satisfied the stockholder demand statement requirements described in the succeeding paragraph and (ii) we did not know, or exercising reasonable diligence would not have known, whether we had failed condition (6).

We have satisfied the requirements of conditions (1) through (4) and (7), and we believe that the requirements of conditions (5) and (6) have been and are currently satisfied. In addition, our certificate of incorporation provides for restrictions regarding transfer of our shares in order to assist us in continuing to satisfy the share ownership requirements described in conditions
(5) and (6) above. These transfer restrictions are described under the captions "Description of Capital Stock--Description of Preferred Stock--Restrictions on Transfer" and "--Description of Common Stock--Restrictions on Transfer" in the accompanying prospectus. Moreover, to evidence compliance with these requirements, we must maintain records which disclose the actual ownership of our outstanding common stock and preferred stock. In fulfilling our obligations to maintain records, we must and will demand written statements each year from the record holders of designated percentages of our stock disclosing the actual owners of such stock. A list of those persons failing or refusing to comply with such demand must be maintained as part of our records. A stockholder failing or refusing to comply with our written demand must submit with its U.S. federal income tax returns a similar statement disclosing the actual ownership of stock and certain other information.

Although we believe we have satisfied the stockholder demand statement requirements described in the preceding paragraph, our failure to satisfy those requirements will not result in our disqualification as a REIT under the Internal Revenue Code but may result in the imposition of Internal Revenue Service penalties against us.

We currently have three "qualified REIT subsidiaries," CBL Holdings I, Inc., CBL

Holdings II, Inc. and CBL/North Haven, Inc., and may have additional qualified REIT subsidiaries in the future. A corporation that is a qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary will be treated as assets, liabilities, and items of the REIT. Thus, in applying these requirements, the separate existence of our qualified REIT subsidiaries will be ignored, and all assets, liabilities, and items of income, deduction, and credit of these subsidiaries will be treated as our assets, liabilities and items of income, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax and our ownership of the stock of such a subsidiary will not violate the REIT asset tests.

In the case of a REIT that is a direct or indirect partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share, generally based on its pro rata share of capital interest in the partnership, of the assets of the partnership and will be deemed to be entitled to the gross income of the partnership attributable to that share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of a partner qualifying as a REIT for purposes of the gross income tests and the asset tests described below. Thus, our proportionate share of the assets, liabilities and items of income of the Operating Partnership and the property partnerships will be treated as our assets, liabilities and items of income for purposes of applying the requirements described in this section, provided that the Operating Partnership and property partnerships are treated as partnerships for U.S. federal income tax purposes.

Finally, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

Income Tests

In order for us to maintain our qualification as a REIT, there are two gross income requirements that must be satisfied annually. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year must consist of defined types of income derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property," as described below, and, in certain circumstances, interest, or from certain types of temporary investments. Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from real property investments of those kinds, dividends, other types of interest, gain from the sale or disposition of stock or securities that do not constitute dealer property, or any combination of the foregoing. Dividends that we receive on our indirect ownership interest in the management company, as well as interest that we receive on our loan to the management company and other interest income that is not secured by real estate, generally will be includable under the 95% test but not under the 75% test.

Rents received or deemed to be received by us will qualify as "rents from real property" for purposes of the gross income tests only if several conditions are met:

First, the amount of rent must not be based, in whole or in part, on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Second, rents received from a tenant will not qualify as rents from real property if the REIT, or a direct or indirect owner of 10% or more of the REIT, owns, directly or constructively, 10% or more of the tenant, except that rents received from a taxable REIT subsidiary under certain circumstances qualify as rents from real property even if we own more than a 10% interest in the subsidiary.

Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

Fourth, a REIT may provide services to its tenants and the income will qualify as rents from real property if the services are of a type that a tax exempt organization can provide to its tenants without causing its rental income to be unrelated business taxable income under the Internal Revenue Code. Services that would give rise to unrelated business taxable income if provided by a tax exempt organization must be provided either by the management company or by an independent contractor who is adequately compensated and from whom the REIT does not derive any income; otherwise, all of the rent received from the tenant for whom the services are provided will fail to qualify as rents from real property if the services income exceeds a de minimis amount. However, rents will not be disqualified if a REIT provides de minimis impermissible services. For this purpose, services provided to tenants of a property are considered de minimis where income derived from the services rendered equals 1% or less of all income derived from the property, with the threshold determined on a property-by-property basis. For purposes of the 1% threshold, the amount treated as received for any service may not be less than 150% of the direct cost incurred in furnishing or rendering the service. Also note, however, that receipts for services furnished, whether or not rendered by an independent contractor, which are not customarily provided to tenants in properties of a similar class in the geographic market in which our property is located will in no event qualify as rents from real property.

Substantially all of our income is derived from our partnership interest in the Operating Partnership. The Operating Partnership's real estate investments, including those held through the property partnerships, give rise to income that enables us to satisfy all of the income tests described above. The Operating Partnership's income is largely derived from its interests, both direct and indirect, in the properties, which income, for the most part, qualifies as "rents from real property" for purposes of the 75% and the 95% gross income tests. The Operating Partnership also derives dividend income from its interest in the management company.

None of us, the Operating Partnership or any of the property partnerships has a plan or intention to (1) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above) other than relatively minor amounts that do not affect compliance with the above tests; (2) rent any property to a tenant of which we, or an owner of 10% or more of our stock, directly or indirectly, own 10% or more, other than under leases with CBL & Associates, Inc., CBL & Associates Management, Inc. and certain of our affiliates and officers and certain affiliates of those persons that produce a relatively minor amount of non-qualifying income and that we believe will not, either singly or when combined with other non-qualifying income, exceed the limits on non-qualifying income; (3) derive rent attributable to personal property leased in connection with property that exceeds 15% of the total rents other than relatively minor amounts that do not affect compliance with the above tests; or (4) directly perform any services that would give rise to income derived from services that give rise to "unrelated business taxable income" as defined in Section 512(a) of the Internal Revenue Code.

For purposes of the gross income tests, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentage of receipts or sales. Although the Operating Partnership or the property owners may advance money from time to time to tenants for the purpose of financing tenant improvements, we and the Operating Partnership do not intend to charge interest in any transaction that will depend in whole or in part on the income or profits of any person or to make loans that are not secured by mortgages of real estate in amounts that could jeopardize our compliance with the 5% and 10% asset tests described below.

Any net income derived from a prohibited transaction is subject to a 100% penalty tax. We believe that no asset owned by us, the Operating Partnership or the property partnerships is held for sale to customers, and that the sale of any property will not be in the ordinary course of our business, or that of the Operating Partnership or the relevant property partnership. Whether property is held primarily for sale to customers in the ordinary course of a trade or business and, therefore, is subject to the 100% penalty tax, depends on the facts and circumstances in effect from time to time, including those related to a particular property. We and the Operating Partnership will attempt to comply with the terms of safe-harbor provisions in the Internal Revenue Code prescribing when asset sales will not be characterized as prohibited transactions. We may not always be able to comply with the safe-harbor provisions of the Internal Revenue Code or avoid owning property that may be characterized as property held primarily for sale to customers in the ordinary course of business.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions generally will be available if our failure to meet those tests is due to reasonable cause and not to willful neglect, and we timely comply with requirements for reporting each item of our income to the Internal Revenue Service. It is not possible to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in "--Taxation of CBL," Even if these relief provisions apply, a tax would be imposed attributable to our nonqualifying income.

Asset Tests

In order for us to maintain our qualification as a REIT, we, at the close of each quarter of our taxable year, must also satisfy several tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets. Real estate assets for the purpose of this asset test include (1) our allocable share of real estate assets held by partnerships in which we own an interest or held by qualified REIT subsidiaries and (2) stock or debt instruments held for not more than one year purchased with the proceeds of our stock offering or long-term (at least five years) debt offering, cash items and government securities. Second, although the remaining 25% of our assets generally may be invested without restriction, securities in this class may not exceed either (1) 5% of the value of our total assets as to any one nongovernment issuer, or (2) 10% of the outstanding voting securities of any one issuer.

Securities for purposes of the above 5% and 10% asset tests may include debt securities, including debt issued by a partnership. However, debt of an issuer will not count as a security for purposes of the 10% value test if the security qualifies for an exception set forth in the Internal Revenue Code. Beginning in 2005, solely for purposes of the 10% value test, a REIT's interest in the assets of a partnership will be based upon the REIT's proportionate interest in any securities issued by the partnership (including, for this purpose, the REIT's interest as a partner in the partnership and any debt securities issued by the partnership, but excluding any securities qualifying for the "straight debt" or other exceptions described above), valuing any debt instrument at its adjusted issue price.

In addition to the asset tests described above, we are prohibited from owning more than 10% of the value of the outstanding debt and equity securities of any subsidiary other than a qualified REIT subsidiary, subject to an exception. The exception is that we and a non-qualified REIT subsidiary may make a joint election for the subsidiary to be treated as a "taxable REIT subsidiary." The securities of a taxable REIT subsidiary are not subject to the 10% value test and the 10% voting securities test, and also are exempt from the 5% asset test. However, no more than 20% of the total value of a REIT's assets can be represented by securities of one or more taxable REIT subsidiaries. The management company is a taxable REIT subsidiary.

It should be noted that the 20% value limitation must be satisfied at the end of any quarter in which we increase our interest in the management company. In this respect, if any partner of the Operating Partnership exercises its option to exchange interests in the Operating Partnership for shares of common stock (or we otherwise acquire additional interests in the Operating Partnership), we will thereby increase our proportionate (indirect) ownership interest in the management company, thus requiring us to recalculate our ability to meet the 20% test in any quarter in which the exchange option is exercised. Although we plan to take steps to ensure that we satisfy the 20% value test for any quarter with respect to which retesting is to occur, these steps may not always be successful or may require a reduction in the Operating Partnership's overall interest in the management company.

The rules regarding taxable REIT subsidiaries contain provisions generally intended to ensure that transactions between a REIT and its taxable REIT subsidiary occur "at arm's length" and on commercially reasonable terms. These requirements include a provision that prevents a taxable REIT subsidiary from deducting interest on direct or indirect indebtedness to its parent REIT if, under a specified series of tests, the taxable REIT subsidiary is considered to have an excessive interest expense level or debt-to-equity ratio. In addition, a 100% penalty tax can be imposed on the REIT if its loans to or rental, service or other agreements with its taxable REIT subsidiary are determined not to be on arm's length terms. No assurance can be given that our loans to or rental, service or other agreements with our taxable REIT subsidiaries will be on arm's length terms. A taxable REIT subsidiary is subject to a corporate level tax on its net taxable income, as a result of which our earnings derived through a taxable REIT subsidiary are effectively subject to a corporate level tax notwithstanding our status as a REIT. To the extent that a taxable REIT subsidiary pays dividends to us in a particular calendar year, we may designate a corresponding portion of dividends we pay to our noncorporate stockholders during that year as "qualified dividend income" eligible to be taxed at reduced rates to noncorporate recipients. See "--Taxation of U.S. Stockholders."

We believe that we are in compliance with the asset tests. Substantially all of our investments are in properties that are qualifying real estate assets.

After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

Beginning in 2005, if we fail to satisfy the 5% and/or 10% asset tests for a particular quarter, we will not lose our REIT status if the failure is due to the ownership of assets the total value of which does not exceed a specified de minimis threshold, provided that we come into compliance with the asset tests generally within six months after the last day of the quarter in which we identify the failure. In addition, beginning in 2005, other failures to satisfy the asset tests generally will not result in a loss of REIT status if (i) following our identification of the failure, we file a schedule with a description of each asset that caused the failure; (ii) the failure was due to reasonable cause and not to willful neglect; (iii) we come into compliance with the asset tests generally within six months after the last day of the quarter in which the failure was identified; and (iv) we pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate by the net income generated by the prohibited assets for the period beginning on the first date of the failure and ending on the earlier of the date we dispose of such assets and the end of the quarter in which we come into compliance with the asset tests.

Annual Distribution Requirements

In order to remain qualified as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount equal to at least (A) the sum of (1) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (2) 90% of the net income (after-tax), if any, from foreclosure property, minus (B) the sum of certain items of noncash income. In addition, if we dispose of any asset with built-in gain during the ten-year period beginning on the date we acquired the property from a "C" corporation or became a REIT, we will be required, according to guidance issued by the IRS, to distribute at least 90% of the after tax built-in gain, if any, recognized on the disposition of the asset These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid on or before the first regular dividend payment after the declaration, provided such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement. To the extent that we do not distribute all of our net capital gain or distribute at least 90% but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates. If we so choose, we may retain, rather than distribute, our net long-term capital gains and pay the tax on those gains. In this case, our stockholders would include their proportionate share of the undistributed long-term capital gains in income. However, our stockholders would then be deemed to have paid their share of the tax, which would be credited or refunded to them. In addition, our stockholders would be able to increase their basis in our shares they hold by the amount of the undistributed long-term capital gains, less the amount of capital gains tax we paid, included in the stockholders' long-term capital gains.

Furthermore, if we should fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our net capital gain income for the year, and (3) any undistributed taxable income from prior periods, we would be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and the amount of any net capital gains we elected to retain and pay tax on. For these and other purposes, dividends declared by us in October, November or December of one taxable year and payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder during such taxable year, provided that the dividend is actually paid by us by January 31 of the following taxable year. We intend to make timely distributions sufficient to satisfy all annual distribution requirements.

Our taxable income consists substantially of our distributive share of the income of the Operating Partnership. We expect that our taxable income will be less than the cash flow we receive from the Operating Partnership, due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement.

It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of the income and deduction of the expenses in arriving at our taxable income. Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property which exceeds our allocable share of cash attributable to that sale. In these cases, we may have less cash available for distribution than is necessary to meet our annual 90% distribution requirement. To meet the 90% distribution requirement, we may find it appropriate to arrange for short-term or possibly long-term borrowings or to pay distributions in the form of taxable stock dividends. Any borrowings for the purpose of making distributions to stockholders are required to be arranged through the Operating Partnership.

Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay applicable penalties and interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

Failure to Qualify

Beginning in 2005, if we should fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and asset tests, we may retain our REIT qualification if the failures are due to reasonable cause and not willful neglect, and if we pay a penalty of $50,000 for each such failure.

If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In this event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders will be taxable as dividend income. In the case of stockholders that are not corporations, any such dividends may be taxable at a maximum rate of 15% during tax years beginning before January 1, 2009. In addition, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction and noncorporate distributees may be eligible to treat the dividends as "qualified dividend income" taxable at capital gain rates. See "--Taxation of U.S. Stockholders." Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year in which our qualification was lost. It is not possible to state whether we would be entitled to such statutory relief.

Taxation of U.S. Stockholders

As used in this section, the term "U.S. stockholder" means a holder of our common or preferred stock that for U.S. federal income tax purposes is (1) a citizen or resident of the United States, (2) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized in or under the laws of the United States or of any political subdivision of the United States, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in place to be treated as a U.S. person or otherwise is treated as a U.S. person. For any taxable year for which we qualify for taxation as a REIT, amounts distributed to taxable U.S. stockholders will be taxed as follows.

Distributions Generally

Distributions to U.S. stockholders, other than capital gain dividends discussed below, will constitute dividends to those holders up to the amount of our current or accumulated earnings and profits and are taxable to the stockholders as ordinary income. These distributions are not eligible for the dividends-received deduction for corporations. To the extent that we make distributions in excess of our current or accumulated earnings and profits, the distributions will first be treated as a tax-free return of capital, reducing the tax basis in the U.S. stockholder's shares, and distributions in excess of the U.S. stockholder's tax basis in its shares are taxable as capital gain realized from the sale of the shares. Dividends declared by us in October, November or December of any year payable to a U.S. stockholder of record on a specified date in any of these months will be treated as both paid by us and received by the U.S. stockholder on December 31 of the year, provided that we actually paid the dividend during January of the following calendar year. U.S. stockholders may not include on their own income tax returns any of our tax losses.

In general, dividends paid by REITs are not eligible for the 15% tax rate on "qualified dividend income" and, as a result, our ordinary REIT dividends will continue to be taxed at the higher ordinary income tax rate. Dividends received


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

by a noncorporate stockholder could be treated as "qualified dividend income," however, to the extent we have dividend income from taxable corporations (such as a taxable REIT subsidiary) and to the extent our dividends are attributable to income that is subject to tax at the REIT level (for example, if we distributed less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution we make up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed in "--Taxation of CBL" above. As a result, our stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends. Moreover, any deficiency dividend will be treated as a dividend--an ordinary dividend or a capital gain dividend, as the case may be--regardless of our earnings and profits.

Capital Gain Dividends

Dividends to U.S. stockholders that we properly designate as capital gain dividends will be treated as long-term capital gain, to the extent they do not exceed our actual net capital gain, for the taxable year without regard to the period for which the stockholder has held his stock. Capital gain dividends are not eligible for the dividends-received deduction for corporations; however, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Noncorporate taxpayers are generally taxable at a current maximum tax rate of 15% for long-term capital gain attributable to sales or exchanges through taxable years beginning before January 1, 2007. A portion of any capital gain dividends received by noncorporate taxpayers might be subject to tax at a 25% rate to the extent attributable to gains realized on the sale of real property that correspond to our "unrecaptured Section 1250 gain."

If we elect to retain capital gains rather than distribute them, a U.S. stockholder will be deemed to receive a capital gain dividend equal to the amount of its proportionate share of the retained capital gains. In this case, a U.S. stockholder will receive certain tax credits and basis adjustments reflecting the deemed distribution and deemed payment of taxes by the U.S. stockholder.

Passive Activity Loss and Investment Interest Limitations

Our distributions and gain from the disposition of our common or preferred stock will not be treated as passive activity income and, therefore, U.S. stockholders may not be able to apply any passive losses against this income or gain. Our dividends, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment income limitation. Net capital gain from the disposition of our common or preferred stock and capital gains generally will be eliminated from investment income unless the taxpayer elects to have the gain taxed at ordinary income rates.

Certain Dispositions of Our Common or Preferred Stock

A U.S. stockholder will recognize gain or loss on any taxable sale or other disposition of our common or preferred stock in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received on the sale or other disposition and (2) the holder's adjusted basis in the common or preferred stock. This gain or loss generally will be a capital gain or loss, and will be long-term capital gain or loss if the holder held the securities for more than one year. Noncorporate U.S. stockholders are generally taxable at a current maximum rate of 15% on long-term capital gain. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for noncorporate U.S. stockholders) to a portion of capital gain realized by a noncorporate U.S. stockholder on the sale of REIT stock that would correspond to the REIT's "unrecaptured Section 1250 gain." U.S. stockholders are urged to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. stockholder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our common stock regardless of its holding period for the stock.

In general, any loss upon a sale or exchange of our common stock by a U.S. stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions (actually made or deemed made in accordance with the discussion above) from us are required to be treated by such U.S. stockholder as long-term capital gain.

Treatment of Tax-Exempt U.S. Stockholders

Our distributions to and any gain upon a disposition of our common or preferred stock by a stockholder that is a tax-exempt entity generally should not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of our common or preferred stock with "acquisition indebtedness" within the meaning of the Internal Revenue Code and that the common or preferred stock is not otherwise used in an unrelated trade or business of the tax-exempt entity. If we were to be a "pension-held REIT"
(which we do not expect to be the case) and were to meet certain other requirements, certain pension trusts owning more than 10% of our equity interests could be required to report a portion of any dividends they receive from us as unrelated business taxable income. For tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and
(c)(20) of the Internal Revenue Code, respectively, income from an investment in us will constitute unrelated business taxable income unless the organization properly sets aside or reserves such amounts for purposes specified in the

Internal Revenue Code. These tax-exempt U.S. stockholders should consult their own tax advisers concerning these "set aside" and reserve requirements.

Special Tax Considerations for Foreign Stockholders

The rules governing United States income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates, which we refer to collectively as "non-U.S. stockholders," are complex, and the following discussion is intended only as a summary of these rules.
Special rules may apply to certain non-U.S. stockholders such as "controlled foreign corporations" and "passive foreign investment companies." Prospective non-U.S. stockholders should consult with their own tax advisors to determine the impact of U.S. federal, state and local income tax laws on an investment in our common or preferred stock, including any reporting requirements.

Ordinary Dividends. The portion of dividends received by non-U.S. stockholders payable out of our current and accumulated earnings and profits which are not attributable to capital gains and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable income tax treaty). In general, non-U.S. stockholders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of our common or preferred stock. In cases where the dividend income from a non-U.S. stockholder's investment in our common or preferred stock is effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. stockholder), the non-U.S. stockholder generally will be subject to U.S. tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder).

Non-Dividend Distributions. Unless our stock constitutes a USRPI (as defined below), distributions by us which are not paid out of our current and accumulated earnings and profits will not be subject to U.S. income or withholding tax. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of our current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits. If our common or preferred stock constitutes a USRPI, a distribution in excess of current and accumulated earnings and profits will be subject to 10% withholding tax and may be subject to additional taxation under FIRPTA (as defined below). However, the 10% withholding tax will not apply to distributions already subject to the 30% dividend withholding.

We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any distributions of ordinary income made to a non-U.S. stockholder unless (1) a lower treaty rate applies and proper certification is provided or (2) the non-U.S. stockholder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is effectively connected with the non-U.S. stockholder's conduct of a U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. stockholder). However, the non-U.S. stockholder may seek a refund of such amounts from the Internal Revenue Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains ("USRPI Capital Gains") from dispositions of United States Real Property Interests, or USRPIs, will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and therefore will be subject to U.S. income tax at the rates applicable to U.S. stockholders, without regard to whether such distribution is designated as a capital gain dividend. (The properties owned by the Operating Partnership generally are USRPIs.) Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a corporate non-U.S. stockholder that is not entitled to treaty exemption. Notwithstanding the preceding, distributions received on our common or preferred stock, to the extent attributable to USRPI Capital Gains, will not be treated as gain recognized by the non-U.S. stockholder from the sale or exchange of a USRPI if (1) our common or preferred stock is regularly traded on an established securities market located in the United States and (2) the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the 1-year period ending on the date of the distribution. The distribution will instead be treated as an ordinary dividend to the non-U.S. stockholder, and the tax consequences to the non-U.S. stockholder will be as described above under "Ordinary Dividends."

Distributions attributable to our capital gains which are not USRPI Capital Gains generally will not be subject to income taxation, unless (1) investment in the shares is effectively connected with the non-U.S. stockholder's U.S. trade or business (or, if an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. stockholder), in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain (except that a corporate non-U.S. stockholder may also be subject to the 30% branch profits tax), or (2) the non-U.S. stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are present, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

We generally will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to non-U.S. stockholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the


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

distribution. The amount withheld is creditable against the non-U.S. stockholder's U.S. federal income tax liability. This withholding will not apply to any amounts paid to a holder of not more than 5% of our common shares while such shares are regularly traded on an established securities market. Instead, those amounts will be treated as described above under "Ordinary Dividends."

If our common or preferred stock does not constitute a USRPI, a sale of our common or preferred stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation unless (1) investment in the common or preferred stock is effectively connected with the non-U.S. stockholder's U.S. trade or business, in which case, as discussed above, the non-U.S. stockholder would be subject to the same treatment as U.S. stockholders on the gain, (2) investment in the common or preferred stock is attributable to a permanent establishment that the non-U.S. stockholder maintains in the United States if that is required by an applicable income tax treaty as a condition for subjecting the non-U.S. stockholder to U.S. taxation on a net income basis, in which case the same treatment would apply to the non-U.S. stockholder as to U.S. stockholders with respect to the gain or (3) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and who has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gain.

The offered securities will not constitute a USRPI if we are a domestically controlled REIT. A domestically controlled REIT is a real estate investment trust in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by non-U.S. stockholders. We believe we are a domestically controlled REIT, and therefore that the sale of our common or preferred stock will not be subject to taxation under FIRPTA. However, because we are publicly traded, we may not continue to be a domestically controlled REIT.

If we did not constitute a domestically controlled REIT, whether a non-U.S. stockholder's sale of our common or preferred stock would be subject to tax under FIRPTA as sale of a USRPI would depend on whether the common or preferred stock is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market (e.g., the New York Stock Exchange, on which the common or preferred stock will be listed) and on the size of the selling stockholder's interest in our company. If the gain on the sale of our common or preferred stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to the gain, and subject to applicable alternative minimum tax or a special alternative minimum tax in the case of nonresident alien individuals. In any event, a purchaser of our common or preferred stock from a non-U.S. stockholder will not be required under FIRPTA to withhold on the purchase price if the purchased common or preferred stock is regularly traded on an established securities market or if we are a domestically controlled REIT. Otherwise, under FIRPTA, the purchaser of common or preferred stock may be required to withhold 10% of the purchase price and remit that amount to the IRS.

Information Reporting Requirements and Backup Withholding Tax

U.S. Stockholders

Under certain circumstances, U.S. stockholders may be subject to backup withholding on payments made with respect to, or on cash proceeds of a sale or exchange of, our common or preferred stock. Backup withholding generally will apply if the holder (1) fails to furnish its taxpayer identification number, which, for an individual, would be his social security number, (2) furnishes an incorrect taxpayer identification number, (3) is notified by the IRS that it has failed to report properly payments of interest and dividends or (4) under certain circumstances fails to certify, under penalty of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding generally will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining this exemption.

Non-U.S. Stockholders

Proceeds from a disposition of our common or preferred stock will not be subject to information reporting and backup withholding if the beneficial owner of the common or preferred stock is a non-U.S. stockholder. However, if the proceeds of a disposition are paid by or through a United States office of a broker, the payment may be subject to backup withholding or information reporting if the broker cannot document that the beneficial owner is a non-U.S. person. In order to document the status of a non-U.S. stockholder, a broker may require the beneficial owner of the common or preferred stock securities to provide it with a completed, executed IRS Form W-8BEN, certifying under penalty of perjury to the beneficial owner's non-U.S. status.

A non-U.S. stockholder should consult its tax advisor regarding application of withholding and backup withholding in its particular circumstance and the availability of and procedure for obtaining an exemption from withholding and backup withholding under current Treasury Regulations.

Refunds

Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a stockholder will be allowed as a credit against any U.S. federal income tax liability of the stockholder. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required procedures are followed.

State and Local Taxation

We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment of us and our stockholders may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our company.

Tax Aspects of the Operating Partnership

The following discussion summarizes certain U.S. federal income tax considerations applicable solely to our investment in the Operating Partnership through CBL Holdings I and CBL Holdings II. The discussion does not cover state or local tax laws or any U.S. federal tax laws other than income tax laws.

Income Taxation of the Operating Partnership and Its Partners

Partners, Not the Operating Partnership, Subject to Tax. A partnership is not a taxable entity for U.S. federal income tax purposes. Rather, we will be required to take into account our allocable share of the Operating Partnership's income, gains, losses, deductions and credits for any taxable year of the Operating Partnership ending within or with our taxable year, without regard to whether we have received or will receive any direct or indirect distribution from the Operating Partnership.

Operating Partnership Allocations. Although a partnership agreement will generally determine the allocation of income and losses among partners, these allocations will be disregarded for tax purposes under Section 704(b) of the Internal Revenue Code if they do not comply with the provisions of that section and the Treasury Regulations promulgated under that section.

If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to the item. The Operating Partnership's allocations of taxable income and loss, and those of the property partnerships, are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated under that section.

Tax Allocations with Respect to Contributed Properties. Under Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for U.S. federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss that generally is equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at that time (the "book-tax difference"). The partnership agreement for the Operating
Partnership requires allocations of income, gain, loss and deduction attributable to contributed property to be made by the Operating Partnership in a manner that is consistent with Section 704(c) of the Internal Revenue Code.

In general, the partners who contributed appreciated assets to the Operating Partnership will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership of the contributed assets (including some of our properties). This will tend to eliminate the book-tax difference over time. However, the special allocation rules under Section 704(c) of the Internal Revenue Code do not always entirely rectify the book-tax difference on an annual basis or with respect to a specific taxable transaction, such as a sale. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may, as to certain contributed assets, cause us to be allocated lower depreciation and other deductions,  and possibly  greater  amounts of taxable  income in the event of a sale of such contributed assets, in excess of the economic or book income allocated to us as a result of such sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See "--Requirements for Qualification - Annual Distribution Requirements." In addition, the application of Section 704(c) of the Internal Revenue Code to the Operating Partnership is not entirely clear and may be affected by authority that may be promulgated in the future.

Basis in Operating Partnership Interest. Our adjusted tax basis in our indirect partnership interest in the Operating Partnership generally (1) will be equal to the amount of cash and the basis of any other property that we contribute to the Operating Partnership, (2) will be increased by (a) our allocable share of the Operating Partnership's income and (b) our allocable share of certain indebtedness of the Operating Partnership and of the property partnerships and
(3) will be reduced, but not below zero, by our allocable share of (a) the Operating Partnership's loss and (b) the amount of cash distributed directly or indirectly to us, and by constructive distributions resulting from a reduction in our share of certain indebtedness of the Operating Partnership and of the property partnerships. With respect to increases in our adjusted tax basis in our indirect partnership interest in the Operating Partnership resulting from certain indebtedness of the Operating Partnership, Section 752 of the Internal Revenue Code and the regulations promulgated under that section provide that a partner may include its share of partnership liabilities in its adjusted tax basis of its interest in the partnership to the extent the partner bears the economic risk of loss with respect to the liability. Generally, a partnership's non-recourse debt is shared proportionately by the partners. However, if a partner guarantees partnership debt or is personally liable for all or any portion of the debt, the partner will be deemed to bear the economic risk of loss for the amount of the debt for which it is personally liable. Thus, the partner may include that amount in its adjusted tax basis of its interest in the partnership.


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

By virtue of our status as the sole stockholder of CBL Holdings I, which is the sole general partner of the Operating Partnership, we will be deemed to bear the economic risk of loss with respect to indebtedness of the Operating Partnership that is not nonrecourse debt as defined in the Internal Revenue Code. As a result, our adjusted tax basis in our indirect partnership interest in the Operating Partnership may exceed our proportionate share of the total indebtedness of the Operating Partnership.

If the allocation of our distributive share of the Operating Partnership's loss would reduce the adjusted tax basis of our partnership interest in the Operating Partnership below zero, the recognition of the loss will be deferred until the recognition of the loss would not reduce our adjusted tax basis below zero. To the extent that the Operating Partnership's distributions, or any decrease in our share of the nonrecourse indebtedness of the Operating Partnership or of a property partnership, would reduce our adjusted tax basis below zero, such distributions and constructive distributions will normally be characterized as capital gain, and if our partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently, one year), the distributions and constructive distributions will constitute long-term capital gain. Each decrease in our share of the nonrecourse indebtedness of the Operating Partnership or of a property partnership is considered a constructive cash distribution to us.

Depreciation Deductions Available to the Operating Partnership. The Operating Partnership was formed in 1993 principally by way of contributions of certain properties or appreciated interests in property partnerships owning properties. Accordingly, the Operating Partnership's depreciation deductions attributable to the properties will be based on the contributing partners' depreciation schedules and in some cases on new schedules under which the property will be depreciated on depreciation schedules of up to 40 years, using, initially, the adjusted basis of the contributed assets in the hands of the contributing partners.

Sale of the Operating Partnership's Property

Generally, any gain realized by the Operating Partnership on the sale of property held by the Operating Partnership or a property partnership or on the sale of a partnership interest in a property partnership will be capital gain, except for any portion of the gain that is treated as depreciation or cost recovery recapture. Any unrealized gain attributable to the excess of the fair market value of the properties over their adjusted tax bases at the time of contribution to the Operating Partnership must, when recognized by the Operating Partnership, generally be allocated to the limited partners, including CBL & Associates, Inc., under Section 704(c) of the Internal Revenue Code and Treasury Regulations promulgated under that section.

In the event of the disposition of any of the properties which have pre-contribution gain, all income attributable to the undepreciated gain will be allocated to the limited partners of the Operating Partnership, including to us, and we generally will be allocated only our share of capital gains attributable to depreciation deductions we enjoyed and appreciation, if any, occurring since the acquisition of our interest in the Operating Partnership. Any decision relating to the potential sale of any property that would result in recognition of gain of this kind will be made by the independent directors on our Board of Directors. The Operating Partnership will be required in this case to distribute to its partners all of the net cash proceeds from the sale up to an amount reasonably believed necessary to enable the limited partners, including us, to pay any income tax liability arising from the sale.

Our share of any gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership or property partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's or property partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Under existing law, whether property is inventory or other property held primarily for sale to customers in the ordinary course of trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. For more information about the penalty tax, see "--Requirements for Qualification--Income Tests" above. Prohibited transaction income of this kind will also have an adverse effect upon our ability to satisfy the gross income tests for REIT status. See "--Requirements for Qualification--Income Tests" above for more information about these tests. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership and the property partnerships intend to hold their properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the properties and other shopping centers and to make occasional sales of the properties, including peripheral land, that are consistent with the Operating Partnership's and the property partnerships' investment objectives.

                                     EXPERTS

The financial statements, the related financial statement schedules, and management's report on the effectiveness of internal control over financial reporting, incorporated in this prospectus by reference from CBL & Associates Properties, Inc.'s Current Report on Form 8-K filed on January 10, 2006, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The separate statements of certain revenues and certain operating expenses of Lafayette Associates, L.L.C. (d/b/a The Mall of Acadiana) and Oak Park Investments, L.P. for the year ended December 31, 2004, incorporated in this prospectus by reference from CBL & Associates Properties, Inc.'s Current Report on Form 8-K filed on January 18, 2006, have been audited by Deloitte & Touche

LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

The validity of the shares of the offered securities and certain legal matters described under "Certain U.S. Federal Income Tax Considerations" in this registration statement will be passed upon for us by Morrison & Foerster LLP, New York, New York. Certain other matters will be passed upon for us by Shumacker Witt Gaither & Whitaker, P.C., Chattanooga, Tennessee. Certain members of Shumacker Witt Gaither & Whitaker, P.C. serve as our assistant secretaries. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.